UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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QLOGIC CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QLOGIC CORPORATION

26650 Aliso Viejo Parkway

Aliso Viejo, CA 92656

(949) 389-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on August 23, 2012

To the Stockholders of QLogic Corporation:

You are cordially invited to attend the Annual Meeting of Stockholders of QLogic Corporation, a Delaware corporation, which will be held at QLogic’s corporate headquarters, located at 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, at 10:00 a.m., Pacific Daylight Time, on Thursday, August 23, 2012, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement:

1.  To elect seven directors to the Board of Directors to serve until our next Annual Meeting or until their successors have been elected and qualified;

2.  An advisory vote to approve executive compensation;

3.  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2013; and

4.  To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Stockholders of record of our common stock at the close of business on June 28, 2012, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting and at any postponements or adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on August 23, 2012. The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended April 1, 2012 are available electronically at http://ir.qlogic.com.

By Order of the Board of Directors

MICHAEL L. HAWKINS

Secretary

Aliso Viejo, California

July 19, 2012

YOUR VOTE IS IMPORTANT

Please vote by using the Internet, by telephone or by signing and returning the enclosed proxy card as soon as possible to ensure your representation at the Annual Meeting. Your proxy card contains instructions for each of these voting options.

QLOGIC CORPORATION

26650 Aliso Viejo Parkway

Aliso Viejo, CA 92656

(949) 389-6000

PROXY STATEMENT

APPROXIMATE DATE PROXY MATERIALS FIRST SENT TO STOCKHOLDERS:

July 19, 2012

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of QLogic Corporation, a Delaware corporation, for the Annual Meeting of Stockholders to be held at QLogic’s corporate headquarters, located at 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, at 10:00 a.m., Pacific Daylight Time, on Thursday, August 23, 2012, and at any postponements or adjournments thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this Proxy Statement. Unless the context otherwise requires, the terms “us,” “we,” “our,” “QLogic” and the “Company” include QLogic Corporation and its consolidated subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE MEETING

Q:	What information is included in these materials?

A:	This Proxy Statement includes information on the nominees for directors and the other matters to be voted on at the meeting. This Proxy Statement also includes information on the voting process and requirements, the compensation of directors and some of our executive officers, and certain other required information.

Q:	What am I being asked to vote on at the meeting?

A:	There are three matters scheduled to be voted on at the meeting:

(1)	The election of seven directors to the Board of Directors, each of whom will serve until our next Annual Meeting or until their successors are elected and qualified.

(2)	An advisory vote to approve executive compensation.

(3)	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013.

Q:	How does the Board recommend that I vote on each of these matters?

A:	Our Board of Directors recommends that you vote your shares:

•	“FOR” each of the director nominees (PROPOSAL NO. 1);

•	“FOR” the proposal regarding an advisory vote to approve executive compensation (PROPOSAL NO. 2); and

•	“FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013 (PROPOSAL NO. 3).

Q:	What classes of shares are entitled to vote?

A:	Each share of our common stock outstanding on June 28, 2012 (the “Record Date”) is entitled to one vote on each item being voted on at the Annual Meeting. On the Record Date, we had 95,819,000 shares of common stock outstanding.

Q:	What shares can vote?

A:	You can vote all of the shares that you owned on the Record Date. These shares include (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

Stockholder of Record — If your shares are registered in your name with our transfer agent, Computershare Investor Services, you are considered a stockholder of record with respect to those shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner — If your shares are held in a stock brokerage account, by a bank or other nominee (commonly referred to as being held in “street name”), you are considered to be the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker, bank or nominee as the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, bank or nominee how to vote your shares.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote by one of the following methods:

•	via the Internet,

•	by telephone,

•	by mail, or

•	in person at the Annual Meeting.

If you own your shares in “street name,” that is, through a brokerage or bank account or in another nominee form, you must provide instructions to the broker, bank or nominee as to how your shares should be voted. Your broker, bank or nominee will usually provide you instructions at the time you receive this Proxy Statement. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker, bank or nominee.

Q:	Can I revoke my proxy?

A:	Yes. If you are a stockholder of record, to revoke your proxy you must do one of the following before the votes are cast at the meeting: (1) deliver a written notice of your revocation to our Corporate Secretary at our principal executive office, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, or (2) execute and deliver a later-dated proxy. Alternatively, you can attend the meeting and vote in person.

For shares you hold in street name, you may change your vote by submitting new voting instructions to your broker, bank or nominee or, if you have obtained a proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the meeting and voting in person.

Q:	What does it mean if I get more than one proxy card?

A:	It means that you hold shares registered in more than one account. Sign and return each proxy card that you get in order to ensure that all of your shares are voted.

Q:	What is the quorum requirement for the meeting?

A:	For a “quorum” to exist at the Annual Meeting, stockholders holding a majority of the votes entitled to be cast by the stockholders entitled to vote generally must be present in person or represented by proxy at the Annual Meeting. There must be a quorum for any action to be taken at the Annual Meeting (other than postponements or adjournments of the meeting). If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the Annual Meeting.

Q:	What is the voting requirement for each of the above matters?

A:	QLogic has a majority voting standard for Proposal No. 1, the election of directors. Directors are elected at each annual meeting by a majority of votes cast, meaning that the number of votes “for” a director must exceed the number of votes “against” that director. In the event that a nominee for director receives more “against” votes for his or her election than “for” votes, the Board must consider that director’s resignation following a recommendation by the Nominating and Governance Committee. The majority voting standard does not apply, however, in a contested election. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the seven nominees receiving the most votes will be elected.

With regard to the election to take place at the Annual Meeting, the Board intends to nominate the seven persons identified as its nominees in this Proxy Statement. Each of the directors will be elected by a majority of the votes cast.

For each other proposal to be submitted for a vote of stockholders at the Annual Meeting, our bylaws require that the proposal receives the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote on the proposal to be approved. Please be advised, however, that Proposal No. 2 (an advisory vote to approve executive compensation) and Proposal No. 3 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013) are advisory only and are not binding on us. The board of directors (or a committee of the board of directors, as applicable) will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

Q:	How are abstentions and broker non-votes treated?

A:	In all matters other than the election of directors (Proposal No. 1), abstentions have the same effect as votes “AGAINST” a matter. With respect to the election of directors, abstentions with respect to a director nominee will not be counted as a vote cast on the election of the director nominee and therefore will not be counted in determining the outcome of the directors’ election. Abstentions will be counted as present and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting.

A broker is entitled to vote shares held for a beneficial holder on “routine” matters, such as the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013 (Proposal No. 3), without a broker voting instruction card from the beneficial holder of those shares. On the other hand, a broker is not entitled to vote shares held for a beneficial holder on certain “non-routine” items, absent a broker voting instruction card from the beneficial holder of such shares. The election of directors (Proposal No. 1) and the advisory vote to approve executive compensation (Proposal No. 2) are considered non-routine matters. Consequently, if you do not give your broker specific instructions by way of a broker voting instruction card, your shares will constitute broker non-votes and will not be voted with respect to Proposal No. 1 or No. 2 and will have no effect on the outcome of these proposals, although they will count for purposes of determining whether a quorum exists.

Q:	How will the votes be counted?

A:	Your shares of common stock will be voted according to your instructions on the proxy card. If you properly submit your proxy card or broker voting instruction card without providing specific instructions, your shares will be voted in accordance with the recommendations of the Board of Directors (“FOR” all director nominees named in the Proxy Statement (Proposal No. 1), “FOR” the proposal regarding an advisory vote to approve executive compensation (Proposal No. 2), and “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013 (Proposal No. 3)).

Q:	Who will count the votes?

A:	We have appointed Broadridge Financial Solutions, Inc. (“Broadridge”) to act as the inspector of election for the meeting. We believe Broadridge will use procedures that are consistent with Delaware law and our bylaws concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

Q:	How will voting on any other business be conducted?

A:	We do not expect any matters to be presented for a vote at the meeting, other than the matters described in this Proxy Statement. If you grant a proxy, the officers named as proxy holders, Simon Biddiscombe and Jean Hu, or their nominees or substitutes, will each have the discretion to vote your shares on any additional matters that are properly presented at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the person named as the proxy holder will vote your proxy for another candidate or other candidates nominated by the Board of Directors.

Q:	Where can I find the voting results of the Annual Meeting?

A:	The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.

Q:	Who is paying for this proxy solicitation?

A:	We will pay the cost of soliciting the proxies. The solicitation of proxies may be made in person, by telephone, or by electronic communication by officers, directors and regular employees, who will not be paid additional compensation for these activities. We will send copies of the solicitation material to brokers, fiduciaries and custodians who will forward the material to the beneficial owners of our shares. On request, we will reimburse brokers and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation material to the beneficial owners.

Q:	Are these proxy materials available electronically?

A:	Yes, this is an Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on August 23, 2012. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended April 1, 2012 are available electronically at http://ir.qlogic.com.

If you received your annual meeting materials by mail, we encourage you to help us to conserve natural resources, as well as significantly reduce QLogic’s printing and mailing costs, by signing up to receive your stockholder communications via e-mail. With electronic delivery, you will be notified via e-mail as soon as the annual report and the Proxy Statement are available on the Internet, and you will be able to review those materials and submit your stockholder vote online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. To sign up for electronic delivery, visit https://www.icsdelivery.com/qlogic/index.asp. Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please contact Investor Relations, QLogic Corporation, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 28, 2012 concerning beneficial ownership by:

•	holders of more than 5% of QLogic’s common stock,

•	directors and nominees,

•	each of the named executive officers listed in the Summary Compensation Table — Fiscal Years 2010, 2011 and 2012 (“Summary Compensation Table”) below, and

•	all directors and executive officers as a group.

The information provided in the table is based on QLogic’s records, information filed with the SEC and information provided to QLogic, except where otherwise noted.

Name	Amount and Nature of Beneficial Ownership	Percent(1)
Wellington Management Company, LLP(2)	10,936,581	11.4%
BlackRock, Inc.(3)	10,253,025	10.7%
Janus Capital Management LLC(4)	7,338,642	7.7%
The Vanguard Group, Inc.(5)	5,200,820	5.4%
Simon Biddiscombe(6)	364,158	*
H.K. Desai(7)	3,287,364	3.3%
Balakrishnan S. Iyer(8)	264,586	*
Kathryn B. Lewis(9)	107,254	*
D. Scott Mercer(10)	40,906	*
George D. Wells(11)	234,882	*
William M. Zeitler(12)	50,906	*
Robert B. Crawford(13)	29,173	*
Jean Hu(14)	34,098	*
Perry M. Mulligan(15)	318,828	*
Douglas D. Naylor(16)	142,257	*
All Directors and Executive Officers as a group (11 persons)(17)	5,075,441	5.0%

*	Less than 1% of the outstanding shares of our common stock.

(1)	Based upon 95,819,000 shares of common stock outstanding on June 28, 2012. The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any shares as to which the person or entity has the sole or shared voting power or investment power and also any shares that the entity or individual has the right to acquire on or before August 27, 2012 (60 days after June 28, 2012) through the exercise of any stock options, through the vesting of restricted stock units (“RSUs”) payable in shares, or upon the exercise of other rights. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the table.

(2)	Based on information contained in a report on Schedule 13G/A that Wellington Management Company, LLP (“Wellington”) filed with the SEC on February 14, 2012. Such filing indicates that Wellington does not have sole voting or sole dispositive power with respect to any shares. The Schedule 13G/A contained information as of December 31, 2011 and may not reflect current holdings of QLogic common stock. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.

(3)	Based on information contained in a report on Schedule 13G/A that BlackRock, Inc. (“BlackRock”) filed with the SEC on January 10, 2012. Such filing indicates that BlackRock has sole voting and dispositive power with respect to all shares. The Schedule 13G/A contained information as of December 30, 2011 and may not reflect current holdings of QLogic common stock. The address for BlackRock is 40 East 52nd Street, New York, New York 10022.

(4)	Based on information contained in a report on Schedule 13G/A that Janus Capital Management LLC (“Janus”) filed with the SEC on February 14, 2012. Such filing indicates that Janus does not have sole voting or sole dispositive power with respect to any shares. The Schedule 13G/A contained information as of December 31, 2011 and may not reflect current holdings of QLogic common stock. The address for Janus is 151 Detroit Street, Denver, Colorado 80206.

(5)	Based on information contained in a report on Schedule 13G/A that The Vanguard Group, Inc. (“Vanguard”) filed with the SEC on February 10, 2012. Such filing indicates that Vanguard has sole voting power with respect to 73,471 shares and sole dispositive power with respect to 5,127,349 shares. The Schedule 13G/A contained information as of December 31, 2011 and may not reflect current holdings of QLogic common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)	Includes 312,069 shares which may be purchased pursuant to stock options that are exercisable on or before August 27, 2012.

(7)	Includes 3,049,938 shares which may be purchased pursuant to stock options that are exercisable on or before August 27, 2012.

(8)	Includes 248,586 shares which may be purchased pursuant to stock options that are exercisable on or before August 27, 2012 and 3,904 shares issuable pursuant to restricted stock units that will vest on or before August 27, 2012.

(9)	Includes 97,254 shares which may be purchased pursuant to stock options that are exercisable on or before August 27, 2012 and 3,904 shares issuable pursuant to restricted stock units that will vest on or before August 27, 2012.

(10)	Includes 27,906 shares which may be purchased pursuant to stock options that are exercisable on or before August 27, 2012 and 3,000 shares issuable pursuant to restricted stock units that will vest on or before August 27, 2012.

(11)	Includes 199,254 shares which may be purchased pursuant to stock options that are exercisable on or before August 27, 2012 and 3,904 shares issuable pursuant to restricted stock units that will vest on or before August 27, 2012.

(12)	Includes 27,906 shares which may be purchased pursuant to stock options that are exercisable on or before August 27, 2012 and 3,000 shares issuable pursuant to restricted stock units that will vest on or before August 27, 2012.

(13)	Includes 26,562 shares which may be purchased pursuant to stock options that are exercisable on or before August 27, 2012.

(14)	Includes 31,250 shares which may be purchased pursuant to stock options that are exercisable on or before August 27, 2012.

(15)	Includes 309,500 shares which may be purchased pursuant to stock options that are exercisable on or before August 27, 2012.

(16)	Includes 133,736 shares which may be purchased pursuant to stock options that are exercisable on or before August 27, 2012.

(17)	Includes 4,668,511 shares which may be purchased pursuant to stock options that are exercisable on or before August 27, 2012 and 17,712 shares issuable pursuant to restricted stock units that vest on or before August 27, 2012.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors has nominated the following seven persons to serve as our directors: (1) Simon Biddiscombe, (2) H.K. Desai, (3) Balakrishnan S. Iyer, (4) Kathryn B. Lewis, (5) D. Scott Mercer, (6) George D. Wells, and (7) William M. Zeitler. If elected, each nominee will continue in office until our next Annual Meeting or until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation, removal or retirement.

The authorized number of directors on our Board at the time of the Annual Meeting will be seven. Biographical information about our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Governance Committee and Board in determining that the nominee should serve as a director appear below. For additional information about how we identify and evaluate nominees for director, see “Board of Directors — Committees — The Nominating and Governance Committee” below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF

EACH OF THE NOMINEES.

Each nominee receiving more votes for his or her election than votes against his or her election will be elected to our Board of Directors to serve until our next Annual Meeting or until their successors are elected and qualified, or until the earlier of the director’s death, resignation, removal or retirement. This required vote is described in the following section entitled “Voting Standard.” Proxies cannot be voted for more than seven nominees for director. Unless authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy, or their nominee or substitute, intend to vote at the meeting for the election of the seven director nominees.

Voting Standard

Each of the nominees for director named above has consented to be named as a nominee in our Proxy Statement, and we expect that each of the nominees will be able to serve if elected. In the event that any of the nominees for director should become unable to serve if elected, it is intended that the persons named in the enclosed proxy, or their nominee or substitute, will vote your shares FOR the election of a substitute nominee as may be recommended by the Board of Directors.

Our Bylaws require that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “for” a director exceeds the number of shares voted “against” that director. In the case of an uncontested election, if a nominee who is serving as a director is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, our Bylaws require each director nominee, prior to each election of directors at an annual meeting, to submit to the Board an irrevocable letter of resignation from the Board and all committees thereof, which will become effective if that director does not receive a majority of votes cast and the Board determines to accept such resignation. In such circumstances, the Nominating and Governance Committee, composed entirely of independent directors (as detailed below in “Board of Directors — Committees — The Nominating and Governance Committee”), will evaluate and make a recommendation to the Board with respect to the submitted resignation. The Board must take action on the recommendation within 90 days following certification of the stockholder vote. QLogic will publicly disclose the Board’s decision including, if applicable, the reasons for rejecting a resignation.

The majority voting standard does not apply, however, in a contested election. An election shall be deemed to be contested if, as of the 10th day preceding the date the notice of the meeting is first mailed for such meeting to the stockholders of the corporation, the number of nominees exceeds the number of directors to be elected. In such circumstances, directors will instead be elected by a plurality of the votes cast, meaning that the seven nominees receiving the most votes will be elected.

With regard to the election to take place at the 2012 Annual Meeting, the Board intends to nominate the seven persons identified as its nominees in this Proxy Statement.

The following table and paragraphs below set forth the names and certain information concerning the seven nominees for election to our Board of Directors. This information includes the principal occupation of and directorships held by each nominee for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the conclusion that each nominee should serve as a member of the Board of Directors.

Nominee(1)	Position with QLogic	Age
Simon Biddiscombe	Director, President and Chief Executive Officer	45
H.K. Desai	Chairman of the Board and Executive Chairman	66
Balakrishnan S. Iyer(3)(4)	Director	56
Kathryn B. Lewis(3)(4)	Director	61
D. Scott Mercer(2)(3)	Director	61
George D. Wells(2)(3)(5)	Director	77
William M. Zeitler(2)(4)	Director	64

(1)	The Nominating and Governance Committee identifies candidates and recommends to the Board of Directors nominees for membership on the Board. Following the recommendation of the Nominating and Governance Committee, the Board of Directors selects the nominees for election as directors at the Annual Meeting.

(2)	Member of the Nominating and Governance Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation Committee.

(5)	Lead Director for meetings of the independent directors.

Mr. Biddiscombe currently serves as a director and as our President and Chief Executive Officer. He joined us in April 2008 as our Senior Vice President and Chief Financial Officer, and became our President and Chief Executive Officer and was named a director in November 2010. Mr. Biddiscombe served as Senior Vice President, Chief Financial Officer and Treasurer of Mindspeed Technologies, Inc., a semiconductor company, from June 2003 until April 2008, and as Secretary from April 2004 until April 2008. Mr. Biddiscombe previously served as the Vice President, Finance, and Controller of the internet infrastructure business of Conexant Systems, Inc. (“Conexant”), a designer, developer and seller of semiconductor system solutions for communications applications, from December 2000 to June 2003. He was the Senior Vice President and Chief Financial Officer from May 1999 to December 2000 and the Chief Operating Officer from May 2000 to December 2000 of Wyle Electronics, a distributor of semiconductor products. As the Company’s principal executive officer, Mr. Biddiscombe is responsible for developing (in conjunction with the other Board members) and executing our business strategies, and he provides the Board with a deep knowledge of all aspects of our business.

Mr. Desai currently serves as our Chairman of the Board and Executive Chairman. He joined us in August 1995 as our interim Chief Executive Officer, President and Chief Technical Officer. Mr. Desai was subsequently promoted to President and Chief Executive Officer and became a director in January 1996, and became Chairman of the Board in May 1999. Mr. Desai served as our President and Chief Executive Officer until November 2010, at which time he assumed his current role of Executive Chairman. From May 1995 to August 1995, Mr. Desai was Vice President, Engineering (Systems Products) at Western Digital Corporation, a manufacturer of digital storage devices. From July 1990 until May 1995, Mr. Desai served as Director of Engineering, and subsequently Vice President of Engineering, for QLogic. From 2000 to 2007, he served as a director of Lantronix, Inc., and he currently serves on the Board of Directors of Applied Micro Circuits Corporation and Netlist, Inc. Mr. Desai has been our Chairman of the Board and an executive officer for over ten years and brings to the Board an extensive knowledge of our technologies, customers and markets. Mr. Desai also brings to the Board leadership, business and industry experience. As one of two members of management on our Board, he serves as a critical link between management and the Board, enabling the Board to perform its oversight function with the benefit of management’s perspectives on our business.

Mr. Iyer has served as a director since June 2003. From October 1998 to June 2003, Mr. Iyer was the Senior Vice President and Chief Financial Officer of Conexant. Prior to October 1998, Mr. Iyer served as the Senior

Vice President and Chief Financial Officer of VLSI Technology, Inc. Mr. Iyer has held a number of senior finance positions at Advanced Micro Devices, Inc., a semiconductor company. Mr. Iyer currently serves on the Board of Directors of IHS Inc., Life Technologies Corp. (successor to Invitrogen Corporation), Power Integrations, Inc. and Skyworks Solutions, Inc. He also served on the Board of Directors of Conexant from February 2002 to April 2011. Mr. Iyer’s experience as an executive officer of companies in the technology industry brings to our Board leadership, strategic and financial experience. His experience as a director at the public companies listed above provides the Board with significant financial expertise with specific application to our industry, as well as a broad understanding of corporate governance topics.

Ms. Lewis has served as a director since February 2008. Ms. Lewis is currently Vice Chairman of the Board of Directors of Share Our Selves, an organization that serves people at risk in Southern California. Until her retirement in 1998, Ms. Lewis held several executive positions with Western Digital Corporation. At the time of her retirement, she was the President and Chief Operating Officer of Western Digital’s Personal Storage Division. From 2002 to 2007, she served as a director of Lantronix, Inc. Ms. Lewis brings to the Board leadership, strategic and operational expertise within the computer storage industry from her senior executive officer positions at Western Digital. Her prior service on the Board of Lantronix, another technology company, also provides a valuable perspective on governance and financial issues.

Mr. Mercer has served as a director since September 2010. Mr. Mercer was Chairman of the Board of Directors and Chief Executive Officer of Conexant from August 2008 and April 2008, respectively, until April 2011. From November 2005 until April 2008, Mr. Mercer worked as a private investor, and from May 2005 to November 2005, Mr. Mercer served as interim Chief Executive Officer of Adaptec, Inc. Mr. Mercer served as Senior Vice President and Advisor to the Chief Executive Officer from February 2004 through December 2004, and as Senior Vice President and Chief Financial Officer from October 2001 through January 2004, at Western Digital Corporation. From June 2000 to September 2001, Mr. Mercer served as Vice President and Chief Financial Officer of Teralogic, Inc. From June 1996 to May 2000, he held various senior operating and financial positions with Dell Inc. Mr. Mercer currently serves as a director of Polycom, Inc. He also served on the Boards of Directors of Net Ratings, Inc. from January 2001 to June 2007, Adaptec, Inc. from November 2003 to October 2008, SMART Modular Technologies (WWH), Inc. from June 2007 to January 2009, Palm, Inc. from June 2005 to July 2010, and Conexant from May 2003 to April 2011. Mr. Mercer’s senior management and operational experience in a number of technology companies and his service as a director at the companies listed above provide our Board with significant financial, operational and compliance expertise with specific application to our industry, as well as a broad understanding of corporate governance and other topics.

Mr. Wells has served as a director since February 1994. Mr. Wells was President and Chief Executive Officer of Exar Corporation, a manufacturer of analog and mixed-signal integrated circuits, from June 1992 until he retired in October 1996. Before joining Exar, Mr. Wells served as President and Chief Operating Officer of LSI Corporation (formerly LSI Logic Corporation), a manufacturer of application-specific integrated circuits, for seven years. Mr. Wells’ experience as a senior executive officer of two companies in the technology industry brings to our Board his leadership, strategic, operational and management experience.

Mr. Zeitler has served as a director since September 2010. Mr. Zeitler has served as a consultant in the technology industry since his retirement from International Business Machines Corporation (“IBM”) in 2008. Prior to his retirement, Mr. Zeitler spent over 35 years at IBM in various roles, including his last assignment as Senior Vice President and Group Executive — Servers, Storage and Semiconductor Groups of the IBM Systems and Technology Group. Mr. Zeitler brings to the Board leadership, strategic, research and development and management experience gained from his experience in the technology industry and the executive positions held at IBM.

BOARD OF DIRECTORS

Meetings

The Board of Directors held nine meetings during the fiscal year ended April 1, 2012. Each of our directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and of the total number of meetings of each committee on which the director was a member. Our directors are encouraged to attend our Annual Meeting each year. Each of the directors who stood for election at our 2011 Annual Meeting attended the Annual Meeting.

Director Independence

Our Board of Directors currently consists of seven directors. Our Board of Directors has determined that all of its members (except for Messrs. Biddiscombe and Desai) who held office during fiscal year 2012 are independent under the requirements set forth in The NASDAQ Stock Market listing standards.

Communications with Board of Directors

You may communicate with any director, the entire Board of Directors, or any committee of the Board, by sending a letter to the director, the Board or the committee addressed to: Board of Directors, c/o Lead Director — QLogic Corporation, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656. The Lead Director or his designee will review all letters, categorize them, and forward them to the appropriate parties.

Board Leadership Structure; Executive Sessions of Our Independent Directors

The Board believes it is important to select its Chairman of the Board and the Company’s Chief Executive Officer (“CEO”) in the manner it considers in the best interests of the Company at any given point in time. The members of the Board possess considerable business experience and in-depth knowledge of the issues the Company faces, and are therefore in the best position to evaluate the needs of the Company and how best to organize the Company’s leadership structure to meet those needs. Accordingly, the Chairman and CEO positions may be filled by one individual or by two different individuals. The Board believes that the most effective leadership structure for the Company at this time is for Mr. Desai to serve as our Chairman of the Board, Mr. Biddiscombe to serve as our President and CEO, and to have an independent Lead Director (currently, Mr. Wells). Mr. Desai possesses an in-depth knowledge of the Company, the industry in which we conduct our business and the challenges we face gained through over 15 years of successful experience in leading the Company. The Board believes that these experiences and insights put him in the best position to provide broad leadership for the Board as it considers strategy and business plans.

The independent directors have selected a Lead Director to promote the independence of the Board and appropriate oversight of management. Our independent directors meet without management present after each regularly scheduled board meeting (five times during fiscal year 2012). As the Lead Director, Mr. Wells is responsible for (i) establishing the agenda for the executive sessions held by our independent directors and acting as chair of those sessions, (ii) polling the other independent directors for agenda items both for regular board meetings and executive sessions of the independent directors and (iii) working with the Chairman of the Board and the CEO on the agenda for regular board meetings.

Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The Audit Committee.    Balakrishnan S. Iyer (Chairperson), Kathryn B. Lewis, D. Scott Mercer and George D. Wells are the current members of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements of The NASDAQ Stock Market listing standards, and that Messrs. Iyer, Mercer and Wells are “audit committee financial experts” as defined by rules adopted by the SEC. The Audit Committee held nine meetings during the fiscal year ended April 1, 2012. The

Audit Committee operates under a written charter, which is available on our website at http://ir.qlogic.com. The Audit Committee selects, engages and reviews the performance of our independent registered public accounting firm each year. In addition, the Audit Committee approves non-audit services and fees to be paid to the independent registered public accounting firm. The Audit Committee reports to our Board of Directors with respect to auditing and accounting matters.

The Compensation Committee.    Kathryn B. Lewis (Chairperson), Balakrishnan S. Iyer and William M. Zeitler are the current members of the Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee meets the independence requirements of The NASDAQ Stock Market listing standards. The Compensation Committee held ten meetings during the fiscal year ended April 1, 2012. The Compensation Committee reviews the performance of our executive officers, establishes the compensation of our executive officers and reviews the compensation programs for other key employees, including salary and cash incentive payment levels and stock-based compensation grants under our equity compensation plans. The Compensation Committee operates under a written charter, which is available on our website at http://ir.qlogic.com. For a description of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, please see the “Compensation Discussion and Analysis” below.

The Nominating and Governance Committee.    George D. Wells (Chairperson), D. Scott Mercer and William M. Zeitler are the current members of the Nominating and Governance Committee. Our Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence requirements of The NASDAQ Stock Market listing standards. The Nominating and Governance Committee held five meetings during the fiscal year ended April 1, 2012. The Nominating and Governance Committee’s principal functions are to identify prospective director nominees and recommend to our Board of Directors nominees for membership on the Board of Directors, to develop and recommend to our Board of Directors the governance principles applicable to the Board of Directors, to oversee the assessment of our Board of Directors, to recommend to our Board of Directors nominees for each committee, and to establish and periodically review compensation for non-employee directors. The Nominating and Governance Committee evaluates the performance of each Board member individually, the Board as a whole, and each committee on an annual basis, and reviews this information with the full Board of Directors. Following that review, the Nominating and Governance Committee considers the effectiveness of each Board member individually, the Board as a whole, and each committee when deciding whether to re-nominate current Board members. The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, our Board of Directors will possess the appropriate talent, skills, and expertise to oversee the Company’s business. The Nominating and Governance Committee expects normally to be able to identify from its own resources the names of qualified director nominees, but it will accept from stockholders recommendations of individuals to be considered as nominees. Additionally, the Nominating and Governance Committee has in the past used and may continue to use the services of third party search firms to assist in the identification of appropriate candidates. Any stockholder wishing to propose a nominee for consideration by the Nominating and Governance Committee should submit a recommendation in writing to the Secretary of the Company at our principal executive office in accordance with the procedures set forth below. The Nominating and Governance Committee operates under a written charter, which is available on our website at http://ir.qlogic.com. In addition, the Nominating and Governance Committee has adopted a Corporate Governance Policy that is also available on our website at http://ir.qlogic.com.

A stockholder may submit the name of a director candidate for consideration by the Nominating and Governance Committee by writing to the Secretary of the Company at the address set forth on the cover of this Proxy Statement. The stockholder must submit the following information in support of the candidate: (a) the name, address and telephone number of the stockholder recommending the candidate; (b) a representation that the stockholder submitting the recommendation is a stockholder of record or beneficial owner of shares of stock of the Company; (c) the name and address of the candidate; (d) a description of any arrangement or understanding between the stockholder and the candidate and any other person or persons regarding the submission of the candidate’s name for consideration; (e) such other information regarding the candidate as the Company would be required to include in a proxy statement filed pursuant to the proxy rules of the SEC if the Board were to nomi-

nate the candidate for election as a director; (f) the consent of the candidate to be identified to the Board as a candidate for consideration and to be identified in the proxy; and (g) the agreement of the candidate to serve on the Board if elected. The Nominating and Governance Committee may request any additional information that it deems relevant in evaluating the background and experience of any candidate.

In evaluating a director candidate, the Nominating and Governance Committee will consider the candidate’s independence, character, corporate governance skills and abilities, business experience, training and education, commitment to performing the duties of a director, and other skills, abilities or attributes that fill specific needs of the board or its committees. The committee will use the same criteria in evaluating candidates suggested by stockholders as for candidates suggested by other sources.

Risk Oversight

Management has primary responsibility for identifying and managing risks to the Company, while our Board of Directors has overall responsibility for oversight of such risks, with a focus on the most significant risks facing the Company. With the oversight of our Board of Directors, the Company has implemented practices and programs designed to help manage risks and to align risk-taking appropriately with our efforts to increase shareholder value. At the beginning of each fiscal year, management and the Board jointly review the strategic goals of the Company and associated risks, and the Board also reviews whether the existing risk oversight framework continues to be appropriate for the Company. Throughout the year, the Board and the committees to which the Board has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail. For example, strategic and operational risks are presented and discussed at regularly scheduled Board meetings and at presentations to the Board and its committees by executive management.

The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:

•

The Audit Committee oversees our risks relating to financial reporting, investments, capital structure and compliance, as well as the guidelines, policies and processes for monitoring and mitigating those risks.

•

The Compensation Committee oversees risks associated with the Company’s annual incentive plan, the compensation of executive management, and the effect the compensation structure may have on business decisions. (For more information on the Compensation Committee’s assessment of risk and our compensation program, please see the “Risk Considerations” section of the “Compensation Discussion and Analysis” below.)

•	The Nominating and Governance Committee oversees risks related to the Company’s governance structure and the evaluation of individual board members and committees.

The Board’s risk oversight process builds upon management’s enterprise-wide risk management processes, which include identification and on-going monitoring of various risks, including those associated with long-term strategy and business operations, regulatory and legal compliance and financial reporting.

Executive Officer and Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines to further align the interests of the Company’s named executive officers and directors with the interests of its stockholders. These guidelines were updated by the Compensation Committee in May 2012 and are described below.

The Company’s CEO is required to own shares of QLogic common stock with a value equal to at least three times his or her annual base salary, and each other named executive officer is required to own shares of QLogic common stock with a value equal to at least one times his or her annual base salary. Unexercised stock options and unvested restricted stock units held by an executive do not count towards satisfaction of these guidelines. This ownership guideline is initially calculated using the applicable base salary as of the later of the date these guidelines were adopted (May 24, 2012) or the date the person first became subject to these guidelines as a named executive officer. The stock ownership guideline for each person will be determined on an annual basis as of the first trading day of each fiscal year, and will be based on the applicable base salary in effect on such date and the closing price of a share of the Company’s common stock on such date. Named executive officers are required to achieve the applicable level of ownership within five (5) years of the later of May 24, 2012 or the date the person was initially designated a named executive officer of the Company.

Outside directors are required to own shares of QLogic common stock with a value equal to at least three times the annual cash retainer paid to outside directors for service on the Board (excluding additional committee retainers and any extra meeting fees). Unexercised stock options and unvested restricted stock units held by a non-employee director do not count towards satisfaction of these guidelines. This ownership guideline is initially calculated using the annual cash retainer for service as a director (but not including amounts associated with service as a Lead Director or Committee or Chair service) on the date the person first became subject to these guidelines as an outside director. The stock ownership guideline will be determined on an annual basis as of the first trading day of each fiscal year, and will be based on the applicable annual Board cash retainer in effect on such date and the closing price of a share of the Company’s common stock on such date. Outside directors are required to achieve this level of ownership within five (5) years of the later of May 24, 2012 or the date the person first became a non-employee member of the Board.

In addition to the above stock ownership guidelines, the Company has adopted an Insider Trading Policy available on our website at http://ir.qlogic.com that restricts employees, officers and directors from engaging in any of the following activities with respect to the securities of the Company:

•	Purchases on margin (where money is borrowed to make the purchase);

•	Short sales;

•	Buying or selling puts or calls; or

•

Hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential upside appreciation in the stock.

Compensation of Directors — Fiscal Year 2012

The following table presents information regarding the compensation earned for fiscal year 2012 by our directors who are not employed by us or any of our subsidiaries (“non-employee directors”). The compensation paid to Messrs. Biddiscombe and Desai, who are also employees of QLogic, is presented in the Summary Compensation Table below and the related tables. Messrs. Biddiscombe and Desai do not receive any additional compensation for their services as directors.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1)(2)(3) (c)	Option Awards ($)(1)(2)(3) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Balakrishnan S. Iyer	84,000	40,256	74,751	—	—	—	199,007
Kathryn B. Lewis	76,000	40,256	74,751	—	—	—	191,007
D. Scott Mercer	66,500	38,820	72,083	—	—	—	177,403
George D. Wells	94,000	40,256	74,751	—	—	—	209,007
William M. Zeitler	61,500	38,820	72,083	—	—	—	172,403
Joel S. Birnbaum(4)	27,000	—	—	—	—	—	27,000
James R. Fiebiger(5)	54,000	40,256	74,751	—	—	—	169,007

(1)	The amounts reported in Columns (c) and (d) of the table above reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our non-employee directors during fiscal year 2012 as determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation — Stock-Based Compensation Expense” on page 58 of QLogic’s Annual Report on Form 10-K for fiscal year 2012 filed with the SEC on May 25, 2012.

(2)	The following table presents the number of unvested stock awards and the number of outstanding and unexercised option awards held by each of our non-employee directors as of April 1, 2012:

Director	Number of Unvested Restricted Stock Units (RSUs) as of April 1, 2012	Number of Shares Subject to Outstanding Options as of April 1, 2012
Balakrishnan S. Iyer	3,904	248,586
Kathryn B. Lewis	3,904	97,254
D. Scott Mercer	3,000	55,668
George D. Wells	3,904	199,254
William M. Zeitler	3,000	55,668
Joel S. Birnbaum(4)	—	125,717
James R. Fiebiger(5)	—	194,478

(3)	As described below, we granted to each of Messrs. Iyer, Wells and Fiebiger, and to Ms. Lewis, an award of 3,111 RSUs and an option to purchase 14,543 shares of common stock on August 25, 2011, the date of our 2011 Annual Meeting. On the grant date, each of these RSU awards had a value of $40,256 and each of these stock option awards had a value of $74,751. Messrs. Mercer and Zeitler were appointed to the Board of Directors on September 9, 2010 and were therefore eligible for prorated awards in connection with our 2011 Annual Meeting. We therefore granted an award of 3,000 RSUs and an option to purchase 14,024 shares of common stock to each of Messrs. Mercer and Zeitler on August 25, 2011. On the grant date, each of these RSU awards had a value of $38,820 and each of these stock option awards had a value of $72,083. See footnote (1) for the assumptions used to value these awards.

(4)	Mr. Birnbaum did not stand for reelection at our 2011 Annual Meeting and is no longer a director of the Company.

(5)	Mr. Fiebiger passed away in November 2011.

Director Compensation

Compensation for non-employee directors is determined and periodically reviewed by the Nominating and Governance Committee, and during fiscal year 2012 consisted of a retainer, fees for attending meetings in excess of a specified number, and equity awards.

Annual Retainer Fees and Meeting Fees.    For fiscal year 2012, each of our non-employee directors received an annual retainer for serving as a member of the Board of Directors and additional annual retainer fees for serving as a chairperson and/or a member of one or more committees of the Board of Directors as set forth below. The annual fees described in this section were paid in equal quarterly installments.

Board member retainer	$49,000
Lead Director	$20,000
Audit Committee Chair	$25,000
Audit Committee member	$15,000
Compensation Committee Chair	$18,000
Compensation Committee member	$10,000
Nominating and Governance Committee Chair	$10,000
Nominating and Governance Committee member	$5,000

For each meeting of the Board of Directors in excess of nine per fiscal year, members of the Board of Directors are entitled to an additional fee of $1,500 for attendance in person and $750 for participation by telephone. For each Audit Committee meeting in excess of twelve per fiscal year, each Compensation Committee meeting in excess of ten per fiscal year, and each Nominating and Governance Committee meeting in excess of six per fiscal year, committee members (including committee chairs) are entitled to an additional fee of $1,000 for attendance in person and $500 for participation by telephone. During fiscal year 2012, there were nine meetings of the Board of Directors, nine meetings of the Audit Committee, ten meetings of the Compensation Committee, and five meetings of the Nominating and Governance Committee.

Directors who are employees of QLogic receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at all Board and committee meetings.

Stock Awards.    The Board of Directors has adopted a director grant program under the QLogic Corporation 2005 Performance Incentive Plan, as amended (the “2005 Plan”), which provides for grants to our non-employee directors to be determined by reference to the equity compensation for non-employee directors of our peer group of companies, with grants made at the 2011 Annual Meeting targeted at the 65th percentile of the peer group. The peer group of companies is the same peer group used by the Compensation Committee to evaluate executive compensation (as identified in the “Compensation Discussion and Analysis” below). The director grant program is intended to more closely align non-employee director compensation with the philosophy used in establishing compensation for our executive officers.

Under the director grant program, the number of equity securities granted to each non-employee director reelected at the 2011 Annual Meeting was generally determined as follows:

•

The grant date value of equity securities awarded annually to non-employee directors of each of the peer group companies was determined (with options being valued using a Black-Scholes model). Target grant date values at the 65th percentile of the peer group were then determined for non-employee directors.

•

The target grant date values so determined were allocated so that 35% of the grant date value was delivered in the form of restricted stock units and 65% of the grant date value was delivered in the form of nonqualified stock options (valued using the Black-Scholes model used by the Company in valuing its options for financial statement purposes).

The director grant program also provides that grants made to non-employee directors upon their initial election or appointment to the Board of Directors are determined in a similar manner, with a target grant date value determined at the 65th percentile of the grants made by the peer group to their newly elected or appointed non-employee directors and then allocated 100% to a non-qualified stock option grant in the case of the initial grant (as opposed to the allocation of 35% to a restricted stock unit award and 65% to a nonqualified stock option grant in the case of the annual grants).

The per share exercise price of each option granted to our non-employee directors equals the fair market value of a share of our common stock on the grant date. For these purposes, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date. These stock options have maximum ten-year terms. RSUs are settled in an equivalent number of shares of common stock upon vesting. For grants made to non-employee directors upon their initial election or appointment to the Board of Directors, stock options generally become exercisable in annual installments over a three-year period following the date the option is granted if the director to whom the option is granted is still a member of our Board of Directors on the applicable vesting date. For annual equity award grants to non-employee directors, stock options and RSUs vest as to the total number of shares of common stock subject to the award upon the earlier of (i) the day prior to the annual meeting of the Company’s stockholders that occurs in the calendar year following the calendar year in which the award is granted or (ii) the first anniversary of the date of grant.

The Board of Directors or a designated committee of the Board has the discretion to modify the program for determining award grants for non-employee directors from time to time without stockholder approval.

On August 25, 2011 (the date of the 2011 Annual Meeting), in accordance with the director grant program provisions described above, we granted an option to purchase 14,543 shares of common stock at a per share exercise price of $12.94 and an award of 3,111 RSUs to each of Messrs. Iyer, Wells and Fiebiger, and to Ms. Lewis. Messrs. Mercer and Zeitler were appointed to the Board of Directors on September 9, 2010 and were therefore eligible for prorated awards under the director grant program. On August 25, 2011 we granted an option to purchase 14,024 shares of common stock at a per share exercise price of $12.94 and an award of 3,000 RSUs to each of Messrs. Mercer and Zeitler.

In June 2012, the Nominating and Governance Committee reviewed the director grant program for non-employee directors and made the following changes. Beginning with the 2012 Annual Meeting, the target grant date value for grants made at the Annual Meeting will be at the 60th percentile of the peer group. The target grant date values will be allocated so that 70% of the grant date value is delivered in the form of restricted stock units and 30% of the grant date value is delivered in the form of nonqualified stock options (valued using the Black-Scholes model used by the Company in valuing its options for financial statement purposes). In addition, grants made to non-employee directors upon their initial election or appointment to the Board of Directors will have a target grant date value determined at the 60th percentile of the grants made by the peer group to their newly elected or appointed non-employee directors, and then allocated so that 50% of the grant date value is delivered in the form of restricted stock units and 50% of the grant date value is delivered in the form of nonqualified stock options (valued using the Black-Scholes model used by the Company in valuing its options for financial statement purposes). No changes were made to the vesting terms discussed above.

The Nominating and Governance Committee has established target grant date values under the director grant program as amended in June 2012 for grants of restricted stock unit awards and nonqualified stock options to be made to non-employee directors who are reelected at the 2012 Annual Meeting. The target grant date value for the grants to continuing non-employee directors is $115,000 and will be allocated 70% to restricted stock units and 30% to nonqualified stock options as noted above. The exact number of shares to be subject to each restricted stock unit award and nonqualified stock option will be determined based on the closing price of our common stock on the date of the 2012 Annual Meeting and, in the case of the options, using the Black-Scholes model used by the Company in valuing its options for financial statement purposes.

EXECUTIVE OFFICERS

The following table and paragraphs set forth the names of and certain information concerning our current executive officers:

Name	Position with QLogic	Age
Simon Biddiscombe	Director, President and Chief Executive Officer	45
H.K. Desai	Chairman of the Board and Executive Chairman	66
Jean Hu	Senior Vice President and Chief Financial Officer	49
Robert B. Crawford	Senior Vice President, Worldwide Sales	48
Roger J. Klein	Senior Vice President and General Manager, Host Solutions Group	61
Perry M. Mulligan	Senior Vice President, Worldwide Operations	54

For information on the business background of Messrs. Biddiscombe and Desai, see “Proposal One — Election of Directors” above.

Ms. Hu joined us in April 2011 as Senior Vice President and Chief Financial Officer. Previously, Ms. Hu served as Chief Financial Officer and Senior Vice President, Business Development, of Conexant from December 2008 until April 2011. She served as Treasurer of Conexant from June 2009 until April 2011. From February 2006 to December 2008, Ms. Hu served as Senior Vice President, Strategy and Business Development, and from February 2004 to February 2006, as Vice President, Strategy and Business Development, at Conexant. Prior to February 2004, Ms. Hu held various positions in financial planning, strategy and corporate development at Conexant and its predecessor company, Rockwell International Corporation.

Mr. Crawford joined us in May 2011 as Senior Vice President, Worldwide Sales. Previously, Mr. Crawford served as Vice President, Worldwide Channel and Inside Sales, from March 2010 until May 2011, and as Vice President, Worldwide OEM Sales, from August 2006 until March 2010, at Quantum Corporation (“Quantum”), a storage company specializing in backup, recovery and archive solutions. He served as Director, Channel and OEM Sales, at Advanced Digital Information Corporation (“ADIC”) from March 2006 until Quantum’s acquisition of ADIC in August 2006. Prior to March 2006, Mr. Crawford held various senior sales, account and product management executive positions at Dell Inc. and Compaq Computer Corporation.

Mr. Klein joined us in February 2001 and has held a variety of field marketing and business unit marketing positions. He was promoted to Vice President, General Manager, Computer Systems Group in August 2006, to Vice President, General Manager, Host Solutions Group, in February 2007, and to Senior Vice President and

General Manager, Host Solutions Group, in May 2009. From 1997 to January 2001, Mr. Klein held various positions at CMD Technology, most recently as Vice President, Marketing. Prior to 1997, Mr. Klein held various positions at Unisys Corporation and Burroughs Corporation.

Mr. Mulligan joined us in October 2007 as Senior Vice President, Worldwide Operations. From May 2004 to September 2007, Mr. Mulligan was Chief Procurement Officer and Senior Vice President of Materials for Solectron Corporation. From February 1998 to May 2004, Mr. Mulligan served in a variety of positions at Celestica, Inc., including Vice President of Customer Solutions and Vice President of Asia Sourcing. Prior to 1998, Mr. Mulligan held a number of management positions at Nortel Networks Corporation in the operations, information technology and materials management groups.

Code of Ethics

We have adopted and implemented a Business Ethics Policy (the “Code of Ethics”) that applies to all Company officers, employees and directors. The Code of Ethics operates as a tool to help our officers, employees and directors understand and adhere to the high ethical standards we expect. The Code of Ethics is available on our website at http://ir.qlogic.com. Stockholders may also obtain copies at no cost by writing to the Secretary of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our executive compensation programs for fiscal year 2012. The primary focus of this section of our proxy statement is to explain the compensation decisions that were made for fiscal year 2012 with respect to our executive officers identified in the Summary Compensation Table below (referred to in this proxy statement as the “named executive officers”).

Executive Summary

Compensation Philosophy

Our compensation philosophy is that a significant portion of the compensation of our named executive officers should be tied to performance. Incentive payments are determined based on achievement of financial goals for the fiscal year as well as performance objectives that we believe contribute to the longer-term success of the Company. Option and other equity awards granted to our named executive officers further align the interests of these executives with the interests of our stockholders as the ultimate value of the award depends on the value of the Company’s stock.

Highlights of Fiscal Year 2012 Compensation Program

Our executive compensation program is designed to attract, retain and motivate a highly-skilled and dedicated management team to execute our business objectives. Key compensation decisions for fiscal year 2012 and features of our executive compensation program include the following:

•

Performance RSUs.    In May 2011, the Compensation Committee approved a performance restricted stock unit (“pRSU”) plan for senior level executives. Under the plan each executive was assigned individualized one-year performance objectives approved by the Compensation Committee. The executive would then be credited with a number of pRSUs based on the executive’s achievement level against the individualized performance objectives as determined by the Compensation Committee at the conclusion of fiscal year 2012. The number of pRSUs credited to each executive will then vest, subject to the executive’s continued employment, in four annual installments from the original award date.

•

Annual Incentive Plan.    Annual cash incentive plan payments to named executive officers are based on multiple performance objectives and are subject to maximum amounts that may be awarded to each executive. Incentive awards to named executive officers under the plan for fiscal year 2012 ranged between 77% and 84% of the executive’s target award.

•

Stock Ownership Guidelines.    In May 2012, we amended our stock ownership guidelines to increase the required stock ownership levels for both named executive officers and non-employee directors. Under the revised stock ownership guidelines, our Chief Executive Officer is to accumulate three times his annual base salary in Company stock, other named executive officers are to accumulate one times their annual base salary in Company stock and non-employee directors are to accumulate three times their annual board retainer in Company stock, in each case over a five year period. See “Board of Directors — Executive Officer and Director Stock Ownership Guidelines” for more information.

•

Change in Control Agreements.    Our change in control agreements provide severance benefits only on a “double trigger” basis (i.e. change of control and involuntary termination of employment). The occurrence of a change in control alone does not trigger any benefits under these agreements.

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No Tax Gross-Ups.    None of our agreements with senior executives provide for tax gross-up payments (including, but not limited to, tax liabilities imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code).

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Compensation Recovery Policies.    We have a clawback policy applicable to senior level employees, including our named executive officers, that permits us to recoup from culpable employees certain previously paid compensation in the event of a financial restatement.

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No Pension or SERPs.    We do not provide our executive officers with a defined benefit pension plan, any supplemental executive retirement plans, or retiree health benefits. Our executive officers are eligible to participate in our 401(k) plan on the same terms as all other employees.

QLogic’s Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs.

The Compensation Committee has the following primary responsibilities:

•	Review and approve on an annual basis the Company’s compensation strategy to help ensure that executives are appropriately rewarded based on their performance.

•	Review and approve on an annual basis goals and objectives relevant to executive compensation and evaluate performance in light of those goals and objectives.

•	Determine on an annual basis the amount, form and terms of compensation for each of the Chief Executive Officer and the Executive Chairman of the Company.

•	Review and approve salaries, incentives and other matters relating to compensation of the executive officers of the Company.

•	Review and approve grants of stock options, restricted stock units and other equity incentives to our executive officers.

•	Review and approve grants of stock options, restricted stock units and other equity incentives to other eligible individuals in the Company’s service.

•	Review with the Board matters related to management performance and compensation.

The Compensation Committee operates under a charter that further outlines the specific authority, duties and responsibilities of the Compensation Committee. The charter is available on our website at http://ir.qlogic.com.

Each person who served on the Compensation Committee during fiscal year 2012 met The NASDAQ Stock Market’s requirements for independence as well as the applicable independence requirements under Section 16 of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code.

Executive Compensation Philosophy and Framework

Compensation Objectives

Our executive compensation program is designed to achieve four primary objectives:

•	Support a strong pay-for-performance culture, which provides compensation tied directly to performance in achieving business objectives.

•	Attract, retain and motivate highly skilled executives who contribute to our long-term success.

•	Establish and reinforce the appropriate balance between achievement of short-term and long-term corporate goals.

•	Support long-term value creation for stockholders, by aligning the interests of our executive officers with the long-term interests of our stockholders.

We use a combination of base salary, annual cash incentive opportunity (which is based on Company and individual performance for the period), and participation in our equity program to achieve these objectives.

Stockholder Say-on-Pay Vote

At our last annual stockholders meeting held in August 2011, over 94% of our stockholders voting on the proposal to approve the Company’s executive compensation program supported our executive compensation program. Based on this high level of support for our executive compensation programs, the Compensation Committee did not change its approach and believes that the program includes a number of features that further our compensation philosophy and reflect best practices in the market. The Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for the named executive officers.

Risk Considerations

The Compensation Committee considers, in establishing and reviewing our compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Our compensation program reflects a balanced approach using both quantitative and qualitative assessments of performance without putting an undue emphasis on a single performance measure. Base salaries are fixed in amount and thus do not encourage risk taking. Annual cash incentive awards are based on multiple Company and individual performance objectives as described below, including a design win component and other operational components which are considered important to the long-term success of the Company, and are subject to maximum payout amounts. The Compensation Committee believes that the annual cash incentive plan appropriately balances risk and the desire to focus employees on specific annual goals important to the Company’s success.

The majority of the total compensation opportunity provided to our executive officers is in the form of equity awards. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company’s stock price, and because grants are subject to long-term vesting schedules to help ensure that executive officers always have significant value tied to long-term stock price performance. The Company’s practice during fiscal year 2012 was to grant executive officers a mixture of options, performance restricted stock units and time-based restricted stock units. The Compensation Committee believes this mix provides an appropriate balance between the goals of increasing the price of the Company’s common stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten the Company’s growth and stability (as restricted stock units are exposed to decreases in the Company’s stock price). To further discourage executives from taking risks that might have a significant negative impact on the long-term value of our stock, the Company requires its named executive officers to own a minimum number of shares of the Company’s common stock under its stock ownership guidelines described above (see “Board of Directors — Executive Officer and Director Stock Ownership Guidelines”) and has adopted a clawback policy that enables the Company to recoup payments under the annual cash incentive plan from senior level employees as further described below (see “Other Compensation Considerations — Clawback Policy”). In addition, the Company’s insider trading policy prohibits employees from engaging in hedging transactions with respect to common stock, or other equity awards for common stock, of the Company as further described above (see “Board of Directors — Executive Officer and Director Stock Ownership Guidelines”).

Total Compensation/Tally Sheets

We believe we are fulfilling our compensation objectives and, in particular, rewarding executive officers in a manner that supports our philosophy. Executive compensation is tied to both our performance and the performance of the individual executive and is structured to help ensure that there is an appropriate balance between our long-term and short-term performance, and also a balance between our operational and financial performance. The Compensation Committee believes the average target pay position relative to market described below and the relative pay mix of cash and equity compensation are reasonable and appropriate.

Compensation tally sheets for each of the named executive officers were prepared by the Compensation Committee’s consultant and reviewed by the Compensation Committee in fiscal year 2012. These tally sheets affixed dollar amounts to all components of the named executive officers’ compensation, including current pay (salary and annual cash incentive), outstanding equity awards, benefits, perquisites and potential change-in-control severance payments. The Compensation Committee reviews tally sheets for named executive officers at least on an annual basis. The Compensation Committee believes it is important to attach a dollar amount to each component of compensation and to review total compensation for each named executive officer.

Process for Evaluating Executive Officer Performance and Compensation

In general, the process for making decisions relating to compensation for named executive officers begins prior to the end of the Company’s fiscal year, which occurs on the Sunday closest to April 1. During February or March of each year, the Compensation Committee will work with its independent compensation consultant to define the scope of the consultant’s engagement and to discuss any changes in information being requested by the Compensation Committee. During April and early May of each year, the Company finalizes financial information for the just-completed fiscal year, and makes that information available to the Compensation Committee. During this same time period, the Compensation Committee receives competitive market data and reviews this data with its compensation consultant. The compensation consultant provides the Compensation Committee with a comparison of the current compensation (including base salary, annual cash incentive and equity) for each named executive officer to the market data. The Compensation Committee typically schedules a meeting in early May to review the Company’s actual performance against annual cash incentive plan objectives, to discuss individual executive performance and to discuss incentive plan payouts for the just-completed fiscal year, as well as any base salary or target incentive adjustments for the new fiscal year. The Compensation Committee also discusses equity awards that may be granted to named executive officers. An additional meeting is typically held several weeks later at which the Compensation Committee makes final compensation decisions with respect to named executive officer compensation, including CEO and Executive Chairman compensation. None of our executives has any role in establishing the compensation of our named executive officers, although the Compensation Committee does consider the recommendations of the CEO in setting compensation levels for the named executive officers other than himself and the Executive Chairman.

For fiscal year 2012, the Compensation Committee retained Compensia, Inc., an independent consulting company, to provide advice and information relating to executive compensation. Compensia assisted the Compensation Committee in the evaluation of executive base salary, annual cash incentive and equity incentive levels. Compensia reports directly to the Compensation Committee. From time to time, the Compensation Committee may direct its compensation consultant to work with our Human Resources Department on matters such as: (i) review and/or recommendation to the Compensation Committee of the companies that will serve as the Company’s peer group for purposes of evaluating the Company’s executive compensation levels (as discussed below); (ii) analysis of our executive compensation programs and levels relative to our peer group companies; and (iii) advising on the design of cash-based incentives and equity awards for our executive officers. During fiscal year 2012, except for the consulting services provided to the Compensation Committee and other services provided to the Nominating and Governance Committee in connection with evaluating compensation for non-employee directors, Compensia did not perform any other services for the Company or its management, and the Compensation Committee has concluded that the services provided by Compensia did not raise any conflicts of interest.

Review of Peer Compensation Data

For fiscal year 2012, the Compensation Committee examined the compensation practices of a peer group of individual companies identified below and also reviewed industry surveys to assess the competitiveness of executive officer compensation practices and levels. The peer group of individual companies and the surveys are collectively referred to in this discussion as the “market.” The fiscal year 2012 peer group of 14 companies included primarily semiconductor and storage device companies that the Compensation Committee considered similar to the Company in business strategy or represented business or labor market competitors, including smaller and larger companies. The surveys used in the analysis were compensation surveys that focus on high technology companies. Generally, the Compensation Committee does not focus on any particular company used in these surveys (except those companies identified below as peer companies). The Compensation Committee uses multiple sources of peer group information to more accurately map compensation data by position in the market to positions at the Company.

The peer companies used by the Compensation Committee for its comparison in fiscal year 2012 were as follows:

Applied Micro Circuits Corporation	Broadcom Corporation	Brocade Communications Systems, Inc.
Dot Hill Systems Corporation	Emulex Corporation	Extreme Networks, Inc.
F5 Networks, Inc.	LSI Corporation	Marvell Technology Ltd.
Mellanox Technologies, Ltd.	Microsemi Corporation	NetApp, Inc.
PMC-Sierra, Inc.	STEC, Inc.

The peer group is reviewed annually by the Compensation Committee, with input from its independent compensation consultant, and adjustments are made as necessary to help ensure the group continues to properly reflect the market in which we compete for business or talent. The Compensation Committee updated the above peer group from the prior year to remove one company that was acquired by a larger company and one company that sold its business that had been a market participant. The Compensation Committee also added three companies that satisfied the above described selection criteria so that the peer group included a sufficient number of companies for comparison purposes.

The Compensation Committee believes that the peer group companies form a reasonable basis for evaluating executive officer compensation. The following chart reflects QLogic’s ranking for three key metrics within the peer group in May 2011, at the time the peer company data was reviewed by the Compensation Committee:

Comparison Metric	QLogic Percentile vs. Peers
Revenue (last four quarters)	47%
Net Income (last four quarters)	73%
Market Capitalization	55%

Our strategy for executive officer compensation has been to examine market compensation practices and target the median of the market for base salary and for total cash compensation (base salary plus annual cash incentive). We have historically targeted the 65th percentile of market for equity compensation for our executive officers. Beginning in fiscal year 2013, we have changed our equity compensation philosophy to move our level of equity awards towards the median for the market.

The Compensation Committee retains the discretion to approve compensation levels for individual executive officers above and below the target levels identified above, based on the Compensation Committee’s subjective assessment of the executive’s individual performance, experience in the position, and consistency of performance, as well as our financial performance.

Fiscal Year 2012 Executive Compensation Program Decisions

Under our fiscal year 2012 executive compensation program our named executive officers received a base salary and were eligible to receive annual cash incentives and equity awards.

Newly Hired NEOs

Ms. Hu joined the Company in April 2011 and Mr. Crawford joined the Company in May 2011 as executive officers of the Company. In connection with approving the compensation arrangements for Ms. Hu and Mr. Crawford, the Compensation Committee reviewed competitive compensation data provided by Compensia for similarly situated positions in the peer group identified above. Based on that data and the compensation packages of the new executive officers at their prior employers, as well as negotiations with each of these executives, the Compensation Committee established a base salary, annual cash incentive opportunity and new hire equity award for each new executive. The Compensation Committee also approved for Mr. Crawford the reimbursement by the Company of certain relocation expenses and a sign-on bonus of $25,000. In addition, the Compensation Committee approved change in control severance agreements with each of Ms. Hu and Mr. Crawford upon their joining the Company on terms similar to those generally provided to our senior executives.

Base Salary

Base salaries are used to attract, motivate and retain highly qualified executives. Base salary, which is determined by the level of responsibility, experience in the position, expertise of the employee, and competitive conditions in the industry, is the primary fixed cash compensation component in the executive pay program.

The base salaries for Ms. Hu and Mr. Crawford were negotiated with them in connection with their joining the Company as described above. The Compensation Committee also approved base salaries for the other named executive officers in May 2011 with increases of 5% or less over their fiscal 2011 levels. The Compensation Committee determined that these increases were appropriate to maintain competitive base salary levels for these executives.

Annual Cash Incentive

Our annual cash incentive program is a variable element of our executive compensation program designed to reward executives for achieving key operational and financial goals that we believe will provide the foundation for creating longer-term stockholder value. At the beginning of each year, the Compensation Committee approves specific performance goals for the upcoming year for purposes of our annual cash incentive plan. In addition to traditional financial measures of corporate performance, such as revenue and profit, the Compensation Committee emphasizes other indicators of performance, including design wins, customer satisfaction and individual performance objectives, and approves associated weightings. Individual business unit executives are also measured against specific business unit goals. The Compensation Committee believes that the design of the annual cash incentive plan is appropriate for driving the optimal mix of short-term and long-term goal achievement in an industry typified by long product development cycles. Payment of the annual cash incentive to the named executive officers was conditioned upon QLogic achieving at least 80% of the revenue target set forth in our annual operating plan for fiscal year 2012 and was capped at 150% of the target incentive award.

For the named executive officers, the corporate objectives make up 75% of the annual cash incentive opportunity, while the individual objectives (“MBOs”) make up 25% of the annual cash incentive opportunity. The corporate objectives are broken up into targets related to design wins (20% weighting), corporate revenue (30% weighting), corporate profit (20% weighting) and customer satisfaction (5% weighting). The Compensation Committee determines the percentage of the goal achieved for each corporate objective for purposes of incentive plan payouts. For purposes of the fiscal year 2012 annual cash incentive plan payouts, the Compensation Committee approved the following levels of achievement for fiscal year 2012: (i) design wins (100% of design win objective was achieved for fiscal 2012), (ii) corporate revenue (90% of applicable revenue target was achieved for fiscal 2012), (iii) corporate profit (non-GAAP income before taxes and annual cash incentive) (91% of the profit target was achieved for fiscal 2012) and (iv) customer satisfaction (80% of customer satisfaction objective was achieved for fiscal 2012). For these purposes, non-GAAP income is calculated as the Company’s income from continuing operations as determined under generally accepted accounting principles, as adjusted to exclude certain items such as stock-based compensation expense, amortization of acquisition-related intangible assets and income tax effects. We believe that excluding these items is appropriate as they are not indicative of the Company’s on-going core operating performance.

The Compensation Committee reviews and approves the MBOs for each named executive officer. As noted above, 25% of the annual cash incentive opportunity for each named executive officer is tied to achievement of individual MBOs for the fiscal year to which the incentive payment applies, although the decision is typically made in May or June of the following fiscal year. For example, the Compensation Committee determined the annual cash incentive amounts for fiscal year 2012 in May 2012 (during our fiscal year 2013) based upon the executives’ achievement of MBOs during fiscal year 2012.

The fiscal year 2012 MBOs for the named executive officers are summarized below:

Named Executive Officer*	MBOs
Simon Biddiscombe	(i) specific host product milestones; (ii) specific network product milestones; (iii) specific sales organization milestones; and (iv) specific new product milestones
H.K. Desai	(i) continued CEO transition activities, including transition of customer relationships; (ii) support of technology development and technology roadmaps; and (iii) develop strategies related to acquisitions and divestitures, as required
Jean Hu	(i) investor relations objectives; (ii) the development (in coordination with the business units) of a corporate development framework for assessing expansion opportunities; and (iii) finance and accounting department objectives
Robert B. Crawford	(i) develop a go-to-market strategy for fiscal year 2012; (ii) host product market share objectives; and (iii) develop a sales model for a new product category
Perry M. Mulligan	(i) achieve on-time delivery and product quality objectives; (ii) achieve product cost objectives; and (iii) implement certain projects to deliver increased organizational efficiencies

*	Mr. Naylor served as interim Chief Financial Officer from November 15, 2010 until April 25, 2011 and the Compensation Committee did not establish MBOs for him in this role.

The Compensation Committee determines (taking into account the recommendations of Mr. Biddiscombe with respect to the named executive officers, other than himself and Mr. Desai) whether each named executive officer substantially achieved his or her MBOs. For fiscal year 2012, the Compensation Committee determined that the named executive officers achieved between 73% and 100% of their respective MBOs.

Based on fiscal year 2012 aggregate achievement levels for corporate and individual performance described above, the annual cash incentive payments to our named executive officers were between 77% and 84% of the executive’s target incentive. The primary factors driving these achievement levels against target achievement levels were fiscal year 2012 revenue and profit, with differences among named executive officers consisting of different MBO achievement levels. Based on these achievement levels, in May 2012 the Compensation Committee approved the following annual cash incentive awards:

Named Executive Officer	FY2012 Target Annual Cash Incentive	FY2012 Annual Cash Incentive Award
Simon Biddiscombe	$573,663	$440,000
H.K. Desai	$530,005	$416,000
Jean Hu	$212,626	$177,400
Robert B. Crawford	$171,011	$143,000
Perry M. Mulligan	$217,915	$182,000
Douglas D. Naylor	$84,213	$70,275

Discretionary Bonuses

The Compensation Committee granted a discretionary cash award of $30,000 to Ms. Hu and $5,000 to Mr. Naylor in recognition of their efforts in successfully completing the sale of the Company’s InfiniBand business in February 2012.

Equity Awards

We believe equity awards are a key element of executive compensation that aligns the interests of executive officers with stockholders. For fiscal year 2012, we granted a combination of stock options, performance RSUs and time-based RSUs, which the Compensation Committee believes best supports the interests of our stockholders by balancing the dual objectives of long-term value creation for stockholders and retention of qualified key employees.

We believe that stock options are truly performance based in that executives do not receive any benefit unless the Company’s stock price increases after the option is granted. Time-based RSUs have a greater retentive value compared to stock options because the award continues to have value even though the stock price may fluctuate. Performance RSUs are similar to time-based RSUs, but differ in that recipients must achieve certain results in order to earn the RSUs based on achievement against performance objectives. Once the level of achievement under a performance RSU is determined, the award vests over a four year period from the original award date. Thus, performance RSUs provide incentives to achieve the performance goals established by the Compensation Committee for purposes of the award and an additional retention incentive as to any RSUs that are earned based on performance. The Compensation Committee believes this mixture of award types is consistent with market practice.

The Compensation Committee believes that long-term equity incentives should provide significant motivation for our executives to create value for our stockholders and opportunity to benefit from the value created. We believe this is an appropriate way to align the interests of our named executive officers with those of our stockholders in order to achieve and sustain long-term stock price growth.

The Compensation Committee granted fiscal year 2012 equity awards (options, performance restricted stock units and time-based restricted stock units) to our named executive officers in May 2011 as follows:

Named Executive Officer	FY2012 Option Award	FY2012 pRSU Award	FY2012 RSU Award
	(In shares)	(In shares)	(In shares)
Simon Biddiscombe	140,000	47,600	47,800
H.K. Desai	105,000	35,700	35,800
Jean Hu(1)	—	5,000	—
Robert B. Crawford(2)	—	5,000	—
Perry M. Mulligan	44,800	15,300	15,300
Douglas D. Naylor(3)	N/A	N/A	N/A

(1)	Ms. Hu joined the Company in April 2011 and was not eligible for the regular annual fiscal year 2012 equity award, however, the Compensation Committee awarded Ms. Hu 5,000 performance RSUs in May 2011. This table excludes equity award grants of an option to purchase 100,000 shares of common stock and 13,000 time-based RSUs made when Ms. Hu joined the Company.

(2)	Mr. Crawford joined the Company in May 2011 and was not eligible for the regular annual fiscal year 2012 equity award, however, the Compensation Committee awarded Mr. Crawford 5,000 performance RSUs in May 2011. This table excludes equity award grants of an option to purchase 85,000 shares of common stock and 12,000 time-based RSUs made when Mr. Crawford joined the Company.

(3)	Mr. Naylor served as our interim Chief Financial Officer from November 15, 2010 until April 25, 2011. At the time of this grant, Mr. Naylor served in a non-executive capacity as our Vice President of Finance.

In determining the annual equity grants each year, the Compensation Committee reviews equity award market data presented by its compensation consultant and has historically targeted grants for named executive officers at the 65th percentile of our market. The Compensation Committee then places each named executive officer into a tier based on their role and/or scope of responsibility and establishes an equity dollar amount for each tier. Named executive officers within each tier typically receive the same dollar amount equity award. The dollar amount is then allocated among time-based RSUs, performance RSUs and options in approximately equal dollar amounts. As noted above, the Compensation Committee approved a change in our compensation philosophy so that, commencing with fiscal year 2013, the value of equity awards granted to our executives is intended to move towards the median for the market.

As noted above, the Compensation Committee also approved grants of equity awards to Ms. Hu and Mr. Crawford in connection with their commencing employment with the Company. The grants to each executive consisted of a stock option award and time-based RSUs. The Compensation Committee determined the levels of these grants based on competitive considerations and negotiations with each of these executives.

The performance objectives for the named executive officers under the performance RSU plan are summarized below:

Named Executive Officer*	MBOs
Simon Biddiscombe	(i) review of identified business lines and development of a strategy; (ii) evaluation and development of growth opportunities outside of the core business; and (iii) development of a key employee succession and development plan
H.K. Desai	(i) continued CEO transition activities; (ii) support of technology roadmaps; and (iii) assessment of acquisition and divestiture opportunities
Jean Hu	(i) investor relations objectives; (ii) development of a corporate development framework for assessing expansion opportunities; and (iii) development of a key employee succession and development plan
Robert B. Crawford	(i) development of a product and sales strategy for new markets and products; and (ii) development of a key employee succession and development plan
Perry M. Mulligan	(i) transition of electronics manufacturing services provider to new manufacturing location; (ii) deliver an information technology upgrade project; and (iii) development of a key employee succession and development plan

*	Mr. Naylor served as interim Chief Financial Officer from November 15, 2010 until April 25, 2011 and was not granted performance RSUs by the Compensation Committee.

In May 2012, the Compensation Committee reviewed the achievement levels of the named executive officers (other than Mr. Naylor) under the performance objectives established for the performance RSUs (originally granted in May 2011) and based on that review the named executive officers were credited with between 90% and 100% of the performance RSUs. Under applicable accounting rules, these awards were not treated as “granted” until May 2012 when the Compensation Committee evaluated performance and determined the number of RSUs that will be credited based on the performance achieved. Under SEC proxy statement rules, these awards are considered to be compensation for fiscal year 2013 and will be reported in the Summary Compensation Table and other equity award tables in next year’s proxy statement.

Mix of Pay for Fiscal Year 2012

As noted above, we believe that a significant portion of our executives’ compensation should consist of equity awards to further align the interests of our executives with those of our stockholders. For fiscal year 2012, the mix between base salary, annual cash incentive, and equity awards for our named executive officers was as follows:

Compensation Element	Primary Objectives	Approximate Relative Weight(1)
Base salary	Attract and retain high-performing and experienced executives	25%
Annual cash incentive	Motivate executives to achieve pre-established short-term performance objectives	16%
Equity awards	Align executives with stockholder interest to increase long-term value and retain executives	59%

(1)	Relative weight is fiscal year 2012 average for named executive officers. These figures represent the average percentage of the named executive officers’ actual compensation (excluding benefits and perquisites) delivered for each component. Annual cash incentives are based on actual incentive payments for fiscal year 2012. Equity award values are based on the grant-date values of the equity awards granted in fiscal year 2012 as reflected in the Summary Compensation Table. As noted above, the Summary Compensation Table does not include the performance RSUs originally granted in May 2011.

Benefits and Perquisites

Other than our 401(k) plan, we do not provide pension arrangements or post-retirement health coverage for our named executive officers or employees. In general, our named executive officer benefit programs are the same as those available to all employees, with the exception of our executive physical program (which provides for an annual physical exam for each named executive officer paid for by the Company). The Company pays the regular monthly membership dues at a country club used by Mr. Desai, which is primarily used for business purposes. The Company pays the regular monthly membership dues at a country club used by Mr. Biddiscombe, which is used primarily for business purposes. The benefits provided to each named executive officer in fiscal year 2012 are reported in the Summary Compensation Table below in accordance with the rules of the Securities and Exchange Commission.

Post-Employment Obligations

The Company has entered into change in control severance agreements with certain executive officers. These agreements provide severance benefits to these executives should their employment with us terminate in certain circumstances in connection with a change in control of the Company.

Should the possibility of a change in control of the Company arise, the Compensation Committee believes that certain executives may be called upon to assess the potential transaction, advise the Board of Directors and management as to whether the transaction would be in the best interests of the Company and its stockholders and take such other actions as the Board might determine to be appropriate in addition to their regular duties. The Company believes that it is imperative that the Company and the Board be able to rely upon these executives to continue in their positions and carry out their duties without concern that they might be distracted by the personal uncertainties and risks created by the possibility of a change in control.

As described in more detail below under “Potential Payments Upon Termination or Change in Control,” the severance benefits under these agreements will be paid only if the executive’s employment is terminated by the Company without cause or by the executive with good reason during the period beginning six months before and ending 24 months after a change in control. These types of agreements are often referred to as “double trigger” agreements since both a change in control and a termination of employment must occur before any payment is due. The Company believes that it is appropriate, and serves the purpose of these agreements, to extend the protections provided by these benefits to employment terminations that occur a short time before a change in control, and/or occur as a result of materially adverse changes to the terms of the executive’s employment with the Company after a change in control.

These agreements do not entitle the executive to any tax gross-up payments from the Company. Instead, should any benefits payable to the executive in connection with a change in control of the Company be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code, the executive will be entitled to either payment of the benefits in full (but no gross-up payment) or a reduction in the benefits to the extent necessary to avoid triggering the excise tax, whichever would result in the executive receiving the greater benefit on an after-tax basis.

In connection with Mr. Desai becoming Executive Chairman, the Company entered into an employment agreement with him that expires November 15, 2013. Under his employment agreement, Mr. Desai will be entitled to a severance benefit if his employment with the Company during the term of the agreement is terminated by the Company without cause or by Mr. Desai for good reason. Under the terms of the employment agreement, Mr. Desai cannot receive severance payments under both the employment agreement and the change in control severance agreement. In the event that Mr. Desai’s termination qualifies for severance benefits under both agreements, Mr. Desai will receive only the severance payment detailed in the change in control severance agreement. The Compensation Committee believes that the negotiated severance arrangement is appropriate in exchange for Mr. Desai’s three year commitment to the Company under the terms of his employment agreement.

Other Compensation Considerations

Equity Ownership Guidelines

In June 2010, the Compensation Committee adopted stock ownership guidelines to further align the interests of the Company’s named executive officers and directors with the interests of its stockholders. In May 2012, the Committee approved revised stock ownership guidelines to increase the number of shares required to be owned by named executive officers and non-employee directors. Under the revised stock ownership guidelines, our Chief Executive Officer is to accumulate three times his annual base salary in Company stock, other named executive officers are to accumulate one times their annual base salary in Company stock and non-employee directors are to accumulate three times their annual board retainer in Company stock, in each case over a five year period. Please see “Board of Directors — Executive Officer and Director Stock Ownership Guidelines” above for more information.

Clawback Policy

The Company maintains a clawback policy that enables the Company to recoup payments under the annual cash incentive plan to the extent that payments were based on incorrect financial results that require a restatement of the Company’s financial statements from senior level employees whose fraud or misconduct was a material contributing factor to the financial restatement.

Tax Considerations

Federal income tax law prohibits the Company from deducting compensation paid to certain of our executive officers that exceeds $1 million during the tax year unless it is based on achieving pre-established performance measures that are set by the Compensation Committee pursuant to a plan approved by the Company’s stockholders (“performance-based compensation”).

While the Compensation Committee considers the deductibility of compensation paid to its named executive officers, the Compensation Committee retains the flexibility necessary to provide total compensation in line with competitive practice, our compensation philosophy, and the interests of stockholders. We therefore may pay compensation to our named executive officers that may not be deductible for federal income tax purposes. The stock options granted under our stock plan are intended to meet the criteria for performance-based compensation; however, time-based restricted stock units that are subject only to time-based vesting requirements generally do not satisfy those requirements.

For fiscal year 2012, we believe that Messrs. Biddiscombe and Desai were our only named executive officers whose compensation exceeded the deductibility limit of federal income tax laws.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee directors named at the end of this report, each of whom is independent as defined by The NASDAQ Stock Market listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

The Compensation Committee

Kathryn B. Lewis, Chair

Balakrishnan S. Iyer

William M. Zeitler

The information contained in the above report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any future filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of fiscal year 2012. No member of the Compensation Committee is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity that has or had one or more executive officers who served as a director or member of the Compensation Committee during the fiscal year ended April 1, 2012.

SUMMARY COMPENSATION TABLE — FISCAL YEARS 2010, 2011 AND 2012

The following table presents information regarding compensation earned by or paid to our “named executive officers” for our fiscal years 2010, 2011 and 2012. The position set forth in the table for each person is his current position with us unless otherwise indicated.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)		(j)
Simon Biddiscombe,	2012	573,663	—		747,592	848,400	440,000	—	2,429	(4)	2,612,084
President and	2011	431,365	85,000		655,623	1,288,640	256,278	—	3,104		2,720,010
Chief Executive Officer	2010	340,018	—		337,832	580,000	105,000	—	740		1,363,590

H.K. Desai,	2012	530,005	—		559,912	636,300	416,000	—	27,429	(5)	2,169,646
Executive Chairman	2011	648,081	85,000		742,560	1,615,680	500,732	—	28,148		3,620,201
	2010	700,003	—		1,250,816	2,146,000	375,000	—	28,362		4,500,181

Jean Hu,	2012	327,117	30,000	(6)	232,830	693,960	177,400		1,501		1,462,808
Senior Vice President and
Chief Financial Officer

Robert B. Crawford,	2012	263,094	25,000	(7)	211,320	579,981	143,000		223,934	(8)	1,446,329
Senior Vice President,
Worldwide Sales

Perry M. Mulligan,	2012	335,254	—		239,292	271,488	182,000	—	2,780		1,030,814
Senior Vice President,	2011	327,806	—		235,620	508,640	158,000	—	3,161		1,233,227
Worldwide Operations	2010	301,657	—		328,060	580,000	100,000	—	1,075		1,310,792

Douglas D. Naylor,	2012	210,532	5,000	(6)	187,680	96,465	70,275	—	1,596		571,548
Vice President, Finance*	2011	206,638	20,000		73,185	135,660	60,000	—	1,976		497,459
	2010	195,000	—		106,096	128,250	45,000	—	486		474,832

*	Mr. Naylor served as interim Chief Financial Officer from November 15, 2010 until April 25, 2011. On April 25, 2011, Ms. Hu became our Senior Vice President and Chief Financial Officer.

(1)	The amounts reported in Columns (e) and (f) of the table above for fiscal year 2012 reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our named executive officers during fiscal year 2012. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Columns (e) and (f), please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation — Stock-Based Compensation Expense” on page 58 of our Annual Report on Form 10-K for fiscal year 2012 filed with the SEC on May 25, 2012.

(2)	As described in the Compensation Discussion and Analysis above, the Compensation Committee approved grants of performance-based RSUs in May 2011 to each of the named executive officers (other than Mr. Naylor) that would be eligible to vest based on the achievement of performance objectives established by the Compensation Committee for purposes of the award. In May 2012, the Compensation Committee determined the number of RSUs under each award that would be eligible to vest based on performance during fiscal year 2012. Under applicable accounting rules, these awards were not treated as “granted” until May 2012 when the Compensation Committee evaluated performance and determined the number of RSUs that will be eligible to vest based on the performance achieved. Under SEC proxy statement rules, these awards are considered to be compensation for fiscal year 2013 and will be reported in the Summary Compensation Table and other equity award tables in next year’s proxy statement.

(3)	This column includes life insurance premiums and contributions to the QLogic Corporation Retirement Savings Plan (401(k) Plan) paid by QLogic with respect to the named executive officer, and for fiscal year 2012, includes: (a) life insurance premiums paid by QLogic in the amount of $618 for Mr. Biddiscombe, $6,858 for Mr. Desai, $509 for Ms. Hu, $407 for Mr. Crawford, $969 for Mr. Mulligan and $434 for Mr. Naylor; and (b) 401(k) Plan contributions by QLogic in the amount of $1,811 for Mr. Biddiscombe, $1,811 for Mr. Desai, $992 for Ms. Hu, $908 for Mr. Crawford, $1,811 for Mr. Mulligan and $1,162 for Mr. Naylor.

(4)	Does not include payment by the Company of club membership dues for Mr. Biddiscombe in the amount of $8,023, which amount falls below the applicable SEC perquisite reporting threshold and therefore is not required to be included in the Summary Compensation Table.

(5)	In addition to the amounts identified in footnote (3) above, this amount includes the payment by the Company of club membership dues for Mr. Desai in the amount of $18,760.

(6)	Special award in recognition of the executive’s role in the successful completion of the sale of the Company’s InfiniBand business in February 2012.

(7)	This amount represents a sign-on bonus received by Mr. Crawford in connection with joining the Company in May 2011.

(8)	In addition to the amounts identified in footnote (3) above, this amount includes the payment of relocation expenses in an amount of $222,619.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our named executive officers for fiscal year 2012. The Summary Compensation Table includes fiscal year 2010 and 2011 information for those named executive officers who were also named executive officers in fiscal years 2010 or 2011. The primary elements of each named executive officer’s total compensation reported in the table are base salary, an annual cash incentive, and long-term equity incentives consisting of RSU awards and stock options. Named executive officers also received the other benefits listed in the “All Other Compensation” column of the Summary Compensation Table, as further described in footnotes (3), (5) and (8) to the table. We do not have employment agreements with our named executive officers, except for Mr. Desai. Details of Mr. Desai’s employment agreement are described below under “Employment Agreements.”

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The “Grants of Plan-Based Awards in Fiscal Year 2012” table below, and the accompanying description of the material terms of the RSU awards and stock options granted in fiscal year 2012, provide information regarding the equity incentives awarded to our named executive officers in fiscal year 2012. The “Outstanding Equity Awards at End of Fiscal Year 2012” and “Option Exercises and Stock Vested — Fiscal Year 2012” tables below provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards.

Employment Agreements

In October 2010, QLogic entered into an employment agreement with Mr. Desai in connection with his transition from President and Chief Executive Officer to Executive Chairman. The agreement provides for a three-year term beginning November 15, 2010 and for Mr. Desai to receive a base salary and an annual incentive bonus as determined by the Compensation Committee. The initial annual base salary rate for Mr. Desai under the agreement is $530,000, and his annual target bonus is 100% of his annual base salary. Mr. Desai is eligible for annual equity awards consistent with the Compensation Committee’s policies on annual equity awards for executive-level employees. Mr. Desai is also entitled to participate in the Company’s benefit plans made available to the Company’s executive-level employees generally. Provisions of Mr. Desai’s agreement relating to post-termination employment benefits are discussed below under “Potential Payments Upon Termination or Change in Control.”

Grants of Plan-Based Awards in Fiscal Year 2012

The following table sets forth information regarding the plan-based awards that we granted during fiscal year 2012 to each of our named executive officers.

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Potential Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Simon Biddiscombe	N/A	—	573,663	—	—	—	—	—	—	—	—
	5/26/2011	—	—	—	—	—	—	—	140,000	15.64	848,400
	5/26/2011	—	—	—	—	—	—	47,800	—	—	747,592

H.K. Desai	N/A	—	530,005	—	—	—	—	—	—	—	—
	5/26/2011	—	—	—	—	—	—	—	105,000	15.64	636,300
	5/26/2011	—	—	—	—	—	—	35,800	—	—	559,912

Jean Hu	N/A	—	212,626	—	—	—	—	—	—	—	—
	4/25/2011	—	—	—	—	—	—	—	100,000	17.91	693,960
	4/25/2011	—	—	—	—	—	—	13,000	—	—	232,830

Robert B. Crawford	N/A	—	171,011	—	—	—	—	—	—	—	—
	5/9/2011	—	—	—	—	—	—	—	85,000	17.61	579,981
	5/9/2011	—	—	—	—	—	—	12,000	—	—	211,320

Perry M. Mulligan	N/A	—	217,915	—	—	—	—	—	—	—	—
	5/26/2011	—	—	—	—	—	—	—	44,800	15.64	271,488
	5/26/2011	—	—	—	—	—	—	15,300	—	—	239,292

Douglas D. Naylor	N/A	—	84,213	—	—	—	—	—	—	—	—
	5/26/2011	—	—	—	—	—	—	—	17,700	15.64	96,465
	5/26/2011	—	—	—	—	—	—	12,000	—	—	187,680

(1)	The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (1) to the Summary Compensation Table.

Description of Plan-Based Awards

Each of the equity awards reported in the “Grants of Plan-Based Awards in Fiscal Year 2012” table above was granted under, and is subject to, the terms of the 2005 Plan. The material terms of the non-equity incentive plan awards reported in the table are described in the “Compensation Discussion and Analysis” above.

Our Compensation Committee administers the 2005 Plan. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

If a change in control of the Company occurs (as determined under the 2005 Plan), each named executive officer’s outstanding awards granted under the plan will generally only become fully vested if (i) the Company dissolves or does not survive as a public company after the change in control transaction and (ii) the Compensation Committee does not provide for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction. In addition, each of our named executive officers (other than Mr. Naylor) may be entitled to accelerated vesting of their outstanding equity-based awards upon a termination of employment in connection with a change in control of QLogic. The terms of this accelerated vesting are described below under “Potential Payments Upon Termination or Change in Control.”

Options

Each option reported in Column (j) of the “Grants of Plan-Based Awards in Fiscal Year 2012” table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date. Each of these options is subject to a four-year vesting schedule, with 25% vesting on the first anniversary of the grant date, and 6.25% vesting every three months thereafter for the remaining three years, in each case subject to the named executive officer’s continued employment with the Company through the vesting date.

Once vested, each option granted to our named executive officers under the 2005 Plan will generally remain exercisable until its normal expiration date. Each of the options granted under the 2005 Plan to our named executive officers in fiscal year 2012 has a term of ten years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the named executive officer’s employment. Subject to any accelerated vesting that may apply in connection with a change in control, the unvested portion of the option will immediately terminate upon a termination of the named executive officer’s employment. The named executive officer will generally have three months to exercise the vested portion of the option following a termination of his employment. This period is extended to twelve months if the termination is a result of the named executive officer’s death or disability. For any termination by QLogic for cause, the option (whether vested or not) will terminate on the date of termination.

RSUs

Each RSU award reported in Column (i) of the “Grants of Plan-Based Awards in Fiscal Year 2012” table above was granted to our named executive officers under the 2005 Plan and is subject to a four-year vesting schedule, with twenty-five (25%) of the total number of RSUs vesting on each of the first, second, third and fourth anniversaries of the award date, in each case subject to the named executive officer’s continued employment with the Company through the vesting date.

Upon vesting, QLogic will deliver to the named executive officer a number of shares of common stock equal to the number of RSUs subject to the award that have vested on the applicable vesting date, less any shares of common stock that may be withheld to satisfy the related minimum tax withholding obligations. Subject to any accelerated vesting that may apply in connection with a change in control, the unvested portion of any RSU award will immediately terminate upon a termination of the named executive officer’s employment.

Performance RSUs

As described in the Compensation Discussion and Analysis above, the Compensation Committee approved grants of performance-based RSUs in May 2011 to each of the named executive officers (other than Mr. Naylor) that would be eligible to vest based on the achievement of performance criteria established by the Compensation Committee for purposes of the award. In May 2012, the Compensation Committee determined the number of RSUs under each award that would be eligible to vest based on performance during fiscal year 2012. Such number of RSUs will vest over a period of four years measured from the date the award was initially granted by the Compensation Committee, in each case subject to the executive’s continued employment through the vesting date. Under applicable accounting rules, these awards were not considered as “granted” until May 2012 when the Compensation Committee evaluated performance and determined the number of RSUs that will be eligible to vest based on the performance achieved. Under SEC proxy statement rules, these awards are considered to be compensation for fiscal year 2013 and will be reported in the Summary Compensation Table and other equity award tables in next year’s proxy statement.

Outstanding Equity Awards at End of Fiscal Year 2012

The following table presents information regarding the outstanding equity awards held by each of our named executive officers at the end of fiscal year 2012, including the vesting schedules for the portions of these awards that had not vested as of that date.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)*
(a)	(b)	(c)		(d)	(e)	(f)		(g)
Simon Biddiscombe	93,750	6,250	(1)	16.10	4/22/18	5,000	(6)	88,800
	68,750	31,250	(2)	13.96	5/21/19	12,100	(10)	214,896
	29,750	38,250	(3)	17.85	5/20/20	9,900	(11)	175,824
	34,871	76,717	(4)	17.83	11/15/20	17,667	(12)	313,766
	—	140,000	(5)	15.64	5/25/21	47,800	(13)	848,928
H.K. Desai	600,000	—		21.69	6/13/12	15,000	(6)	266,400
	187,500	—		19.91	3/20/13	3,750	(7)	66,600
	562,500	—		24.26	6/20/13	44,800	(10)	795,648
	225,000	—		25.05	9/22/13	31,200	(11)	554,112
	225,000	—		25.42	12/22/13	35,800	(13)	635,808
	225,000	—		20.51	3/22/14
	1	—		14.28	6/4/14
	550,000	—		18.00	5/15/16
	250,000	—		16.58	6/1/17
	281,250	18,750	(6)	15.06	6/10/18
	65,625	4,375	(7)	15.39	6/16/18
	254,375	115,625	(2)	13.96	5/21/19
	94,500	121,500	(3)	17.85	5/20/20
	—	105,000	(5)	15.64	5/25/21
Jean Hu	—	100,000	(8)	17.91	4/24/21	13,000	(14)	230,880
Robert B. Crawford	—	85,000	(9)	17.61	5/8/21	12,000	(15)	213,120
Perry M. Mulligan	70,000	—		15.19	11/1/17	6,250	(6)	111,000
	99,375	6,625	(6)	15.06	6/10/18	11,750	(10)	208,680
	68,750	31,250	(2)	13.96	5/21/19	9,900	(11)	175,824
	29,750	38,250	(3)	17.85	5/20/20	15,300	(13)	271,728
	—	44,800	(5)	15.64	5/25/21
Douglas D. Naylor	30,000	—		20.91	1/13/13	1,500	(6)	26,640
	3,000	—		25.05	9/22/13	3,800	(10)	67,488
	2,400	—		25.42	12/22/13	3,075	(11)	54,612
	2,480	—		20.51	3/22/14	12,000	(13)	213,120
	12,000	—		14.28	6/4/14
	2,601	—		12.25	8/24/14
	3,600	—		16.48	12/5/15
	8,000	—		18.00	5/15/16
	7,000	—		16.58	6/1/17
	23,437	1,563	(6)	15.06	6/10/18
	17,187	7,813	(2)	13.96	5/21/19
	9,187	11,813	(3)	17.85	5/20/20
	—	17,700	(5)	15.64	5/25/21

*	The dollar amounts shown in Column (g) are determined by multiplying (x) the number of shares or units reported in Column (f) by (y) $17.76 (the closing price of our Common Stock on the last trading day of fiscal year 2012).

(1)	The remaining unvested portion of this award is scheduled to vest on April 22, 2012.

(2)	The unvested portion of these awards is scheduled to vest in five quarterly installments, commencing on May 21, 2012.

(3)	The unvested portion of these awards is scheduled to vest in nine quarterly installments, commencing on May 20, 2012.

(4)	The unvested portion of this award is scheduled to vest in eleven quarterly installments, commencing May 15, 2012.

(5)	The unvested portion of these awards is scheduled to vest as to 25% of the award on May 26, 2012 and in twelve quarterly installments thereafter.

(6)	The remaining unvested portion of these awards is scheduled to vest on June 10, 2012.

(7)	The remaining unvested portion of these awards is scheduled to vest on June 16, 2012.

(8)	The unvested portion of this award is scheduled to vest as to 25% of the award on April 25, 2012 and in twelve quarterly installments thereafter.

(9)	The unvested portion of this award is scheduled to vest as to 25% of the award on May 9, 2012 and in twelve quarterly installments thereafter.

(10)	The unvested portion of these awards is scheduled to vest in two annual installments commencing on May 21, 2012.

(11)	The unvested portion of these awards is scheduled to vest in three annual installments commencing on May 20, 2012.

(12)	The unvested portion of this award is scheduled to vest in three annual installments commencing on November 15, 2012.

(13)	The unvested portion of these awards is scheduled to vest in four annual installments commencing on May 26, 2012.

(14)	The unvested portion of this award is scheduled to vest in four annual installments commencing on April 25, 2012.

(15)	The unvested portion of this award is scheduled to vest in four annual installments commencing on May 9, 2012.

Option Exercises and Stock Vested — Fiscal Year 2012

The following table presents information regarding the exercise of stock options by named executive officers during fiscal year 2012 and the vesting during fiscal year 2012 of other stock awards previously granted to the named executive officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($)(2) (e)
Simon Biddiscombe	—	—	20,239	324,657
H.K. Desai	180,000	108,185	70,300	1,139,312
Jean Hu	—	—	—	—
Robert B. Crawford	—	—	—	—
Perry M. Mulligan	—	—	15,425	250,540
Douglas D. Naylor	5,399	26,593	4,700	76,673

(1)	The value realized upon exercise is the difference between the fair market value of QLogic’s common stock at the time the stock options were exercised and the option exercise price, multiplied by the number of stock options exercised.

(2)	The value realized on vesting is the closing market price of QLogic’s common stock on the date that the RSUs vest (or if the markets are closed on the date that the RSUs vest, the closing market price of QLogic’s common stock on the last day that the markets were open) multiplied by the number of RSUs that vest.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to certain named executive officers in connection with a termination of their employment with QLogic or a change in control of QLogic. As prescribed by the SEC’s rules, in calculating the amount of any potential payments to the named executive officer under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment and change in control of QLogic) occurred on the last business day of fiscal year 2012 and that the price per share of our common stock is equal to the closing price as of that date.

Change in Control Severance Agreements

QLogic is a party to Change in Control Severance Agreements with certain of its named executive officers (the “Change in Control Severance Agreement”). Under the Change in Control Severance Agreement, in the event that the Company terminates the executive’s employment without cause or in the event that the executive terminates his or her employment for good reason, in either case within 6 months before or 24 months after a change in control of the Company, the executive would be entitled to receive a cash lump sum payment equal to (i) the sum of the executive’s annual base salary and the greater of the executive’s maximum annual cash bonus for the year in which the termination occurs or the highest annual bonus paid to the executive for any one of the three preceding fiscal years, multiplied by (ii) a specified multiplier (for Messrs. Biddiscombe and Desai, the specified multiplier is two; for Ms. Hu, the specified multiplier is one and one half; and for Messrs. Crawford and Mulligan, the specified multiplier is one). For these purposes, the terms “cause,” “good reason” and “change in control” are defined in the Change in Control Severance Agreement. In addition, the Company will pay or reimburse the executive for the cost of the premiums charged to continue the executive’s and his or her dependents’ health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) for up to a specified period of time following the termination (for Messrs. Biddiscombe and Desai, the specified period of time is two years; for Messrs. Crawford and Mulligan and Ms. Hu, the specified period of time is one year). Any stock option or other equity-based award granted by the Company to the executive, to the extent then outstanding and not otherwise vested, will generally become fully vested in connection with such termination from employment. The Change in Control Severance Agreement typically has a two-year term and will automatically extend for one additional year on the anniversary of the effective date of the Agreement, unless the Compensation Committee notifies the executive that the Agreement will not be extended. For Mr. Desai, the term of the Change in Control Severance Agreement continues through November 15, 2013, with automatic one year extensions beginning November 15, 2012 and each November 15 thereafter (such that on November 15, 2012 the term of the agreement would be extended through November 15, 2014, and so on), unless the Compensation Committee notifies Mr. Desai that the agreement will not be extended.

Under the Change in Control Severance Agreement, the executive is not entitled to any tax gross-up payments from the Company. Instead, should any benefits payable to the executive in connection with a change in control of the Company be subject to the excise tax imposed under Sections 280G and 4999 of the U.S. Internal Revenue Code of 1986, the executive will be entitled to either payment of the benefits in full (but no gross-up payment) or a reduction in the benefits to the extent necessary to avoid triggering the excise tax, whichever would result in the executive receiving the greater benefit on an after-tax basis.

The following chart presents the Company’s estimate of the amount of the severance benefits to which each named executive officer (other than Mr. Naylor) would be entitled under his or her Change in Control Severance Agreement if his or her employment terminated under the circumstances described above in connection with a change in control of the Company, and assuming for purposes of this illustration that the termination of employment occurred on April 1, 2012.

Name	Cash Severance ($)	Continuation of Health Benefits ($)	Equity Acceleration ($)(1)	Total ($)
Simon Biddiscombe	2,307,342	50,641	2,068,139	4,426,122
H.K. Desai	2,490,010	36,032	3,041,537	5,567,579
Jean Hu	843,942	13,816	230,880	1,088,638
Robert B. Crawford	471,030	15,763	225,870	712,663
Perry M. Mulligan	555,915	18,033	998,846	1,572,794

(1)	This column reports the intrinsic value of the unvested portions of each executive’s awards that would accelerate in these circumstances. For options, this value is calculated by multiplying the amount (if any) by which the closing price of the Company’s common stock on March 30, 2012 ($17.76) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying the closing price of the Company’s common stock on March 30, 2012 by the number of units subject to the accelerated portion of the award.

Severance Agreement

As described above, the Company entered into a three-year employment agreement with Mr. Desai (the “Employment Agreement”) beginning November 15, 2010. Under the Employment Agreement, if Mr. Desai’s employment with the Company during the term of the agreement is terminated by the Company without cause or by Mr. Desai for good reason (as such terms are defined in the Employment Agreement and other than in connection with a change in control as described above), Mr. Desai would be entitled to a severance benefit equal to the greater of (1) his base salary in effect on the termination date calculated for the remainder of the period of the Employment Agreement plus his annual target bonus in effect on the termination date calculated for the remainder of the period of the Employment Agreement or (2) one times his base salary in effect on the termination date plus one times his annual target bonus in effect on the termination date. He would also be entitled to payment of a prorated bonus for the fiscal year in which the termination occurs and to payment by the Company of the cost of his COBRA premiums for continued health coverage for him and his eligible dependents for up to 12 months following the termination date. Mr. Desai’s right to receive the severance benefits described above is subject to his execution of a general release of claims in favor of the Company as well as his compliance with certain non-solicitation and other restrictive covenants set forth in the Employment Agreement. Under the terms of the Employment Agreement, Mr. Desai cannot receive severance payments under both the Employment Agreement and his Change in Control Severance Agreement. In the event that Mr. Desai’s termination qualifies for severance benefits under both agreements, Mr. Desai will receive only the severance payment detailed in the Change in Control Severance Agreement, as described above.

The following chart presents the Company’s estimate of the amount of the severance benefits to which Mr. Desai would be entitled under the Employment Agreement if his employment terminated under the circumstances described above, and assuming for purposes of this illustration that the termination of employment occurred on April 1, 2012.

Name	Cash Severance ($)(1)	Continuation of Health Benefits ($)	Total ($)
H.K. Desai	1,732,709	18,033	1,750,742

(1)	The cash severance is calculated by multiplying Mr. Desai’s base salary and annual target bonus in effect on April 1, 2012 by the remaining term of the Employment Agreement. Mr. Desai would have been entitled to the full amount of his bonus for the 2012 fiscal year if he were employed by us through April 1, 2012, so the pro-rata bonus provisions described above would not apply.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our named executive officers. This is often referred to as a “say on pay,” and provides you, as a stockholder, with the ability to cast an advisory vote with respect to our fiscal year 2012 executive compensation programs and policies and the compensation paid to the named executive officers as disclosed in this proxy statement through the following resolution:

“RESOLVED, that the stockholders approve the compensation of the named executive officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this proxy statement.”

As an advisory vote, this proposal is not binding upon the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders by means of their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the named executive officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2013 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

PROPOSAL NO. 2 REGARDING AN ADVISORY VOTE TO APPROVE

EXECUTIVE COMPENSATION.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP to serve as our independent registered public accounting firm for fiscal year 2013. KPMG LLP has served as our independent registered public accounting firm since our inception. One or more representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

This matter is not required to be submitted for stockholder approval, but the Board of Directors, as a matter of good corporate practice, has elected to seek ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013 by seeking the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

PROPOSAL NO. 3, THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

PRINCIPAL ACCOUNTANTS’ FEES

In connection with the audit of the financial statements for the fiscal year ended April 1, 2012, QLogic entered into an engagement letter with KPMG LLP which set forth the terms by which KPMG would perform audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

For the fiscal years ended April 1, 2012 and April 3, 2011, we incurred fees for services rendered by KPMG LLP in the following amounts:

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees	$1,420,000	$1,289,000
Audit-Related Fees	—	—
Tax Fees	385,000	152,000
All Other Fees	—	—

Tax Fees in fiscal years 2012 and 2011 consist of tax compliance and consulting, including international tax advice.

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy provides that KPMG LLP is required to seek pre-approval by the Audit Committee (or a designated member of the committee) of all tax and other non-audit related services by providing a description of the services to be performed and specific fee estimates for each such service. In fiscal year 2012, all fees of KPMG LLP were pre-approved by the Audit Committee.

The Audit Committee has concluded that the performance by KPMG LLP of the above non-audit services is compatible with maintaining the independence of KPMG LLP.

AUDIT COMMITTEE REPORT

Management has primary responsibility for the Company’s financial statements and financial reporting process, including the Company’s system of internal accounting controls. The independent registered public accounting firm is responsible for auditing the Company’s financial statements. The Audit Committee oversees the Company’s financial reporting processes and systems of internal accounting controls, the independence and performance of the independent registered public accounting firm and the performance of the internal auditors.

The Audit Committee has reviewed the Company’s audited consolidated financial statements and discussed such statements with management and the independent registered public accounting firm. Management has represented to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm its evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent registered public accounting firm in accordance with standards of the Public Company Accounting Oversight Board.

The Audit Committee also received from the independent registered public accounting firm written disclosures as provided for in the requirements of the Public Company Accounting Oversight Board describing any relationships with the Company that may bear on the auditors’ independence and has discussed with the independent registered public accounting firm its independence from the Company and its management. When evaluating independence, the Audit Committee considered whether the services of the independent registered public accounting firm to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements were compatible with maintaining its independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent registered public accounting firm for audit and non-audit services.

Based on the review and discussions noted above, and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited con-

solidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended April 1, 2012, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence requirements of The NASDAQ Stock Market, and Messrs. Iyer, Mercer and Wells are “audit committee financial experts” as defined by rules adopted by the Securities and Exchange Commission.

The Audit Committee

Balakrishnan S. Iyer, Chair

Kathryn B. Lewis

D. Scott Mercer

George D. Wells

The information contained in the above report shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference in any future filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

RELATED PERSON TRANSACTIONS AND PROCEDURES

Pursuant to its written charter, the Audit Committee of the Board has the responsibility to review and discuss with management and approve any transactions or courses of dealing with related parties, which includes any transaction in which (i) the amount exceeds $120,000, (ii) the Company is, was or is proposed to be a participant and (iii) such person or such person’s immediate family members has, had or may have a direct or indirect material interest (a “Related Person Transaction”). During this process, Related Person Transactions are disclosed to all Board members. The Audit Committee intends to approve only those Related Person Transactions that are in the best interests of the Company and our stockholders. During fiscal year 2012, there were no transactions or series of related transactions to which the Company was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest as defined by SEC rules and regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file various reports with the SEC concerning their ownership and changes in ownership of our securities. Copies of these filings must be furnished to us. To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during our fiscal year 2012, our directors, executive officers and 10% beneficial owners have complied with all Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain the following equity compensation plans:

•	QLogic Corporation 2005 Performance Incentive Plan

•	QLogic Corporation 1998 Employee Stock Purchase Plan

•	QLogic Corporation Stock Awards Plan

•	QLogic Corporation Non-Employee Director Stock Option Plan

Each of the plans identified above was approved by our stockholders. Although there are outstanding equity-based awards under the QLogic Corporation Stock Awards Plan and the QLogic Corporation Non-Employee Director Stock Option Plan, we are no longer authorized to issue new equity-based awards under either of these plans.

The following table sets forth the number of shares of our common stock subject to outstanding awards, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of April 1, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights as of April 1, 2012		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans as of April 1, 2012 (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	21,697,058	(1)	$17.91	(2)	11,725,458	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	21,697,058		$17.91		11,725,458

(1)	Of these shares, 19,011,009 were subject to outstanding stock options and 2,686,049 were subject to outstanding awards of restricted stock units. This number does not include options outstanding under the 1998 Employee Stock Purchase Plan, as amended (the “ESPP”) for the offering period in progress on April 1, 2012 as the number of shares subject to those options is indeterminable until the end of the offering period. This number also does not include outstanding options to purchase an aggregate of 18 shares, at a weighted-average exercise price of $3.21, granted under plans assumed by the Company in connection with certain acquisition transactions. No additional awards may be granted under these assumed plans.

(2)	This calculation does not reflect options outstanding under the ESPP for the offering period in progress on April 1, 2012 as the exercise price of those options is not determinable until the end of the offering period and does not reflect the then-outstanding restricted stock units.

(3)	Of these shares, 10,635,042 were available for additional award grants under the 2005 Plan and 1,090,416 were available for additional purchases under the ESPP. The shares available for awards under the 2005 Plan are, subject to certain other limits of the 2005 Plan, generally available for any type of award authorized under the 2005 Plan including stock options, stock appreciation rights, restricted stock awards, unrestricted stock awards, deferred stock awards, performance unit awards and other stock-based awards.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at our 2013 Annual Meeting and include it in our Proxy Statement with respect to that meeting should arrange for the proposal to be delivered to us at our principal place of business no later than March 21, 2013, which is 120 calendar days prior to the anniversary of the mailing date of this year’s Proxy Statement, in order to be considered for possible inclusion in the Proxy Statement for that meeting. If the date of next year’s Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our Proxy Statement for our 2013 Annual Meeting is instead a reasonable time before we begin to print and mail the proxy materials for that meeting. Matters pertaining to such proposals, including the number and length, eligibility of persons entitled to have such proposals included, and other aspects, are regulated by the Securities Exchange Act of 1934, as amended, rules and regulations of the SEC, other laws and regulations, and our Bylaws, to which interested persons should refer. You may obtain a complete copy of our Bylaws without charge by submitting a written request to our Secretary at our principal executive office. Stockholders wishing to submit for consideration a possible board candidate should follow the procedures set forth under “Board of Directors — Committees — The Nominating and Governance Committee.”

If a stockholder wishes to present a proposal at our 2013 Annual Meeting and the proposal is not intended to be included in the Proxy Statement relating to such meeting, we must receive a written notice of the proposal no earlier than April 25, 2013 and no later than May 25, 2013 (provided, however, that if the 2013 Annual Meeting is held earlier than July 24, 2013 or later than November 1, 2013, notice by the stockholder must be delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company) (the “Bylaw Deadline”). The written notice must contain the additional information required by our Bylaws. If you give notice of such a proposal after the Bylaw Deadline, you may not be permitted to present the proposal to the stockholders for a vote at the meeting.

Rules of the SEC also establish a different deadline for submission of stockholder proposals that are not intended to be included in our Proxy Statement with respect to discretionary voting, which is June 4, 2013 for our 2013 Annual Meeting (the “Discretionary Vote Deadline”). If you give notice of such a proposal after June 4, 2013, the proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2013 Annual Meeting. Because the Bylaw Deadline is not capable of being determined until we publicly announce the date for our 2013 Annual Meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at our 2013 Annual Meeting, and we believe that the proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting without including any disclosure of the proposal in the Proxy Statement relating to such meeting.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K for the fiscal year ended April 1, 2012, including our audited consolidated financial statements and financial statement schedule, was mailed or otherwise provided to our stockholders with this Proxy Statement. Upon request, we will provide you with an additional copy of our Annual Report on Form 10-K for fiscal year 2012 or this Proxy Statement. You should send your written requests to our Secretary, at QLogic Corporation, 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656. This Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended April 1, 2012 are also available at the Company’s website at http://ir.qlogic.com and from the SEC website at http://www.sec.gov.

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single Proxy Statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that the broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company’s agent, Broadridge, if you hold registered shares. You can notify Broadridge by sending a written request to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling Broadridge at (800) 542-1061.

OTHER MATTERS

We have not received notice of and do not expect any matters to be presented for a vote at the meeting, other than the proposals described in this Proxy Statement. If you grant a proxy, the person(s) named as proxy holder, or their nominee or substitute, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason, any of our nominees for director are not available, the proxy holder will vote your proxy for such other candidate or candidates nominated by the Board of Directors.

By Order of the Board of Directors

Michael L. Hawkins

Secretary

Aliso Viejo, California

July 19, 2012

STOCKHOLDERS ARE URGED TO VOTE BY INTERNET, BY TELEPHONE OR BY SIGNING

AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

QLOGIC CORPORATION ATTENTION: INVESTOR RELATIONS 26650 ALISO VIEJO PARKWAY ALISO VIEJO, CA 92656	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M48375-P27889	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QLOGIC CORPORATION
The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. Simon Biddiscombe	☐	☐	☐
	1b. H.K. Desai	☐	☐	☐
	1c. Balakrishnan S. Iyer	☐	☐	☐
	1d. Kathryn B. Lewis	☐	☐	☐
	1e. D. Scott Mercer	☐	☐	☐
	1f. George D. Wells	☐	☐	☐
	1g. William M. Zeitler	☐	☐	☐
					For	Against	Abstain
2.	Advisory vote to approve the compensation of the Company’s Named Executive Officers as set forth in the accompanying Proxy Statement.				☐	☐	☐
3.	Ratification of Appointment of KPMG LLP as Independent Registered Public Accounting Firm.				☐	☐	☐
NOTE: In their discretion, on such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Combined Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at http://ir.qlogic.com

M48376-P27889

QLogic Corporation 26650 Aliso Viejo Parkway Aliso Viejo, California 92656
Proxy Solicited on Behalf of the Board of Directors Annual Meeting of Stockholders - August 23, 2012

Simon Biddiscombe and Jean Hu, or either of them, are hereby appointed attorneys and proxies of the undersigned, each with the power of substitution, to attend, vote and act for all shares of common stock of QLogic Corporation held of record by the undersigned at the close of business on June 28, 2012 at the Annual Meeting of Stockholders to be held at QLogic’s corporate headquarters, located at 26650 Aliso Viejo Parkway, Aliso Viejo, California 92656, at 10:00 a.m., Pacific Daylight Time, on Thursday, August 23, 2012, and at any postponements or adjournments thereof, in connection therewith to vote all of the shares of common stock which the undersigned would be entitled to vote as directed on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY, “FOR” THE ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION, AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

IMPORTANT - PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY